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Filed Pursuant to Rule 424(b)(3) File No. 333-115516

PROSPECTUS

$170,000,000

INTERMUNE, INC.

.25% Convertible Senior Notes Due March 1, 2011
and Shares of Common Stock Issuable Upon Conversion of the Notes

        This prospectus covers resales by selling securityholders of our .25% convertible senior notes due March 1, 2011 and shares of our common stock into which the notes are convertible. The notes have the following provisions:

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  the holders of the notes may convert the notes into shares of our common stock at a conversion rate of 46.2283 shares per $1,000 principal amount of notes, subject to adjustment, before the close of business on March 1, 2011;

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  upon conversion, we may deliver cash (or a combination of cash and shares of common stock) in lieu of shares of our common stock;

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  we may not redeem the notes prior to maturity;

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  holders may require us to redeem the notes upon a designated event (as described under "Description of Notes—Redemption at Option of the Holder" beginning on page 41 of this prospectus); and

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  we will pay interest on the notes on March 1 and September 1 of each year, and the first interest payment will be made on September 1, 2004.

        The notes are senior, unsecured obligations of InterMune that rank equal in right of payment with all of our existing and future senior unsecured debt and prior to all of our subordinated debt.

        Prior to this offering, the notes have been eligible for trading on the PORTAL Market of the NASDAQ Stock Market. Notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the NASDAQ National Market.

        Our common stock is listed on the NASDAQ National Market under the symbol "ITMN." On October 27, 2004, the last reported sale price of our common stock on the NASDAQ National Market was $11.52 per share.

        See "Risk Factors" beginning on page 5 of this prospectus to read about factors you should consider before purchasing the notes or our common stock.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 27, 2004

        Our trademarks, which appear in this prospectus, are our property. The other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the documents that we incorporate by reference into this prospectus, before making an investment decision.

INTERMUNE

Overview

        We are an independent biopharmaceutical company focused on developing and commercializing innovative therapies in pulmonology and hepatology. Pulmonology is the field of medicine concerned with the diagnosis and treatment of pulmonary, or lung, conditions and diseases, and hepatology is the field of medicine concerned with the diagnosis and treatment of disorders of the liver. We have a stable revenue base provided primarily by our two core marketed products, advanced-stage clinical programs addressing a range of unmet medical needs with attractive potential commercial markets, and several strategic non-core assets that we believe provide us the opportunity to create value.

        Our two core marketed products are Actimmune (interferon gamma-1b), approved for the treatment of severe, malignant osteopetrosis and chronic granulomatous disease, or CGD, and Infergen (consensus interferon alfacon-1), approved for the treatment of chronic hepatitis C virus, or HCV, infections. For the year ended December 31, 2003, Actimmune accounted for approximately 92% of our product sales, and substantially all of these sales were derived from physicians' prescriptions for the off-label use of Actimmune in the treatment of idiopathic pulmonary fibrosis, or IPF.

        We have a late-stage development pipeline in the areas of pulmonology and hepatology. In pulmonology, we are developing two therapies for the treatment of IPF. IPF is a fatal disease characterized by progressive scarring, or fibrosis, of the lungs, which leads to the deterioration and destruction of lung function. There is no FDA approved therapy for IPF. We are developing two clinically advanced compounds for the treatment of IPF—Actimmune and pirfenidone. We have rights to develop and commercialize Actimmune for a broad range of diseases in the United States, Canada and Japan. We are collaborating with Boehringer Ingelheim International GmbH (BI International), which has similar rights in Europe and the rest of the world, to develop and commercialize interferon gamma-1b under the trade name Imukin. In addition, we are developing pirfenidone for Hermansky-Pudlak syndrome, or HPS. HPS is a rare, fatal fibrotic lung disease caused by genetic factors for which there is no FDA approved therapy.

        In hepatology, we are focused on expanding treatment options for patients suffering from HCV infections. We are developing once-daily Infergen in combination with ribavirin therapy for the treatment of patients suffering from chronic HCV infections who have failed to respond to the current standard of care, pegylated interferon-alpha 2 in combination with ribavirin therapy. These patients are referred to as hepatitis C nonresponders. In addition, we are developing once-daily Infergen in combination with Actimmune for the treatment of hepatitis C nonresponders. We are also evaluating development options and business collaborations for a pegylated form of Infergen, PEG-Alfacon-1, for the treatment of chronic HCV infections.

        Consistent with our focused strategy on pulmonology and hepatology, we intend to capture value from our assets outside these core areas, and are seeking partners for certain of these assets. In particular, we are looking for a third party to assume the future development investment in oritavancin and are in the process of divesting Amphotec. We are also evaluating Actimmune in ovarian cancer in an ongoing Phase III trial. We will make a decision as to the future of this program when we receive data from a planned interim analysis of progression-free survival, which we anticipate in the second half of 2005.

        The following chart shows the status of our development programs as of June 30, 2004:

	Preclinical	Phase I	Phase II	Phase III
Pulmonology
Actimmune
Idiopathic pulmonary fibrosis				X
Pirfenidone
Idiopathic pulmonary fibrosis			X
Hermansky-Pudlak syndrome				X	(1)
Next-generation interferon gamma	X
Hepatology
Daily Infergen + Ribavirin
Hepatitis C nonresponders				X
Daily Infergen + Actimmune
Hepatitis C nonresponders			X
PEG-Alfacon-1
Chronic hepatitis C virus infections		X
Strategic Non-Core Assets
Actimmune
Ovarian cancer				X
Oritavancin
Complicated skin and skin-structure infections				X

(1)
Planned.

        We were incorporated in California in 1998 and reincorporated in Delaware in 2000. On April 26, 2001, we changed our name from InterMune Pharmaceuticals, Inc. to InterMune, Inc. Our principal executive offices are located at 3280 Bayshore Boulevard, Brisbane, CA 94005. Our telephone number is (415) 466-2200. Our website is http://www.intermune.com. We do not intend for the information found on our website to be incorporated into or be a part of this prospectus. Our website address is included in this document as an inactive textual reference only.

THE NOTES

Maturity Date	The notes will mature on March 1, 2011.
Interest
We will pay interest at .25% per annum on the principal amount of the notes from February 17, 2004, payable semi-annually in arrears in cash on March 1 and September 1 of each year, beginning September 1, 2004.
Conversion
You may convert the notes into shares of our common stock at a conversion rate of 46.2283 shares per $1,000 principal amount of notes (representing a conversion price of approximately $21.63), subject to adjustment, prior to the close of business on the final maturity date. Upon conversion, we may deliver cash (or a combination of cash and shares of common stock) in lieu of shares of our common stock.
Redemption	We may not redeem any of the notes at our option prior to maturity.
Designated Event
If a designated event, such as the termination of trading of our common stock on the Nasdaq National Market or a specified change of control transaction, occurs prior to maturity, you may require us to redeem all or part of your notes at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the redemption date. We may choose to pay the repurchase price in cash, in shares of our common stock, or, if we have a parent corporation at that time, in shares of our parent corporation's common stock, or a combination thereof. If we pay the redemption price in common stock, the common stock will be valued at 95% of the average of the closing sales prices of the common stock on the Nasdaq National Market (or other national or regional exchange or market on which the securities are then listed or quoted) for the five consecutive trading days ending on the third trading day prior to the redemption date. For a more detailed description of what constitutes a "designated event," please see "Description of Notes—Redemption at Option of the Holder" on page 41.
Ranking
The notes are senior unsecured obligations of InterMune and rank equally in right of payment with all of our existing and future senior debt and rank senior in right of payment to all of our existing and future subordinated debt. In addition, the notes are effectively subordinated to any existing and future secured debt to the extent of the value of the collateral securing such debt. As of the date of this prospectus, we have no secured debt, no subordinated debt and no other senior obligations, except for accrued liabilities and trade payables.
No Financial Covenants
Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

Events of Default	The following are events of default under the indenture:
	•	we fail to pay principal or premium, if any, when due at maturity, upon redemption or otherwise on the notes;
	•	we fail to pay any interest, including liquidated damages, if any, on the notes, when due and such failure continues for a period of 30 days;
	•	we fail to convert the notes upon exercise of a holder's conversion right;
	•	we fail to provide notice of the occurrence of a designated event of which we are aware on a timely basis;
	•	we fail to perform or observe any of the covenants in the indenture for 60 days after notice by the trustee or the holders of at least 25% in principal amount of the notes then outstanding;
	•	certain events involving our bankruptcy, insolvency or reorganization; or
•
default in the payment of principal when due at stated maturity of other indebtedness or acceleration of such other indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such acceleration has not been rescinded or annulled within a period of 60 days after written notice as provided in the indenture.
See "Description of Notes—Events of Default; Notice and Waiver" on page 46.
Absence of Public Trading Market for the Notes	We do not intend to list the notes for trading on any national securities exchange or on the NASDAQ National Market and can give no assurance about the development of any trading market for the notes.
Use of Proceeds
We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. See "Use of Proceeds" on page 32 for a description of our use of the proceeds from our sale of an aggregate principal amount of $170.0 million of notes to the initial purchasers.

RISK FACTORS

        You should carefully consider the following risk factors and other information in this prospectus, including the additional information in our reports and other documents on file with the SEC that are incorporated by reference in this prospectus, before making an investment decision. The risks and uncertainties we describe below are those that we currently believe may materially affect our company. If any of these risks or uncertainties occur, the trading price of the notes and our common stock could decline and you could lose all or part of your investment.

        This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to the Development of Our Products and Product Candidates

  We may not succeed in our development efforts or in growing product revenues.

        We commenced operations in 1998 and have incurred significant losses to date. Our revenues have been limited primarily to sales of Actimmune derived from physicians' prescriptions for the off-label use of Actimmune in the treatment of IPF. Although we are developing Actimmune for the treatment of idiopathic pulmonary fibrosis (IPF) and ovarian cancer, Actimmune will not be marketed for IPF before 2008, if at all, and will not be marketed for ovarian cancer before 2006, if at all. We market Infergen for the treatment of chronic hepatitis C virus (HCV) infections, but Infergen revenues may fail to grow significantly. We are developing pirfenidone for the treatment of IPF, but pirfenidone will not be marketed for any diseases before 2011, if at all. The development of PEG-Alfacon-1, a pegylated form of Infergen, for the treatment of chronic HCV infections will be lengthy and very expensive and carries significant risk. Accordingly, we are looking for a development partner for PEG-Alfacon-1. If we are unable to enter into a development collaboration for PEG-Alfacon-1 on favorable terms, we may discontinue the program. Although we market Amphotec for invasive aspergillosis, we do not believe that it will provide sufficient revenue to us in the near future, if ever, and, consequently, we have decided to divest Amphotec. We are developing oritavancin for the treatment of complicated skin and skin-structure infections and have completed a Phase II clinical trial of oritavancin for the treatment of bacteremia, but we do not intend to market or co-market oritavancin. Accordingly, we are looking for a partner to assume the future investment in oritavancin. We may be unable to conclude either a sale of Amphotec or a partnering transaction for oritavancin in the near term or on favorable terms, if at all.

        We may fail to develop our products on schedule, or at all, for the reasons stated in this "Risks Related to the Development of Our Products and Product Candidates" section of the prospectus. If this were to occur, our costs would increase and our ability to generate revenue could be impaired. In addition, we may need to raise capital in amounts greater than we anticipate in order to continue our development activities as planned. If additional capital is not available, we may be forced to curtail our development activities or cease operations.

  Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials.

        To gain approval to market a product for treatment of a specific disease, we must provide the FDA and foreign regulatory authorities with clinical data that demonstrate the safety and statistically significant efficacy of that product for the treatment of the disease. Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, we recently reported that our exploratory Phase II clinical trial evaluating Actimmune for the potential treatment of advanced liver fibrosis caused by HCV in patients who have failed standard antiviral therapy failed to meet its primary endpoint. As a result, we do not intend to conduct further development of Actimmune for the treatment of liver fibrosis. We are also terminating our Phase II clinical trial of Actimmune for the treatment of non-Hodgkin's lymphoma, as it is not aligned with our current strategic focus.

        We are conducting a Phase III clinical trial of Actimmune as a treatment for IPF. However, Actimmune may not demonstrate safety or statistically significant efficacy with respect to the primary or secondary endpoints of the protocol of that clinical trial or any additional clinical trial. If the Phase III clinical trial were to fail to demonstrate statistically significant efficacy, we would likely abandon the development of Actimmune for the treatment of IPF, which could harm our business and may result in a precipitous decline in our stock price.

  We do not know whether our planned clinical trials will begin on time, or at all, or will be completed on schedule, or at all.

        The commencement or completion of any of our clinical trials may be delayed or halted for numerous reasons, including, but not limited to, the following:

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  the FDA or other regulatory authorities do not approve a clinical trial protocol or place a clinical trial on clinical hold;

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  patients do not enroll in clinical trials at the rate we expect;

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  patients experience adverse side effects;

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  patients die during a clinical trial for a variety of reasons, including the advanced stage of their disease and medical problems that are not related to our products or product candidates;

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  third-party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

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  our contract laboratories fail to follow good laboratory practices;

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  the interim results of the clinical trial are inconclusive or negative;

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  sufficient quantities of the trial drug may not be available; or

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  our trial design, although approved, is inadequate to demonstrate safety and/or efficacy.

        Our development costs will increase if we have material delays in our clinical trials or if we need to perform more or larger clinical trials than planned. For example, our development costs related to Actimmune as a treatment for IPF are increasing due to our need to conduct an additional Phase III clinical trial, as our first Phase III clinical trial of Actimmune for the treatment of IPF failed to show a significant effect on the primary endpoint of progression-free survival or on secondary endpoints of lung function and quality of life. If there are any significant delays for this or any of our other current or planned clinical trials, our financial results and the commercial prospects for our products and product candidates will be harmed, and our prospects for profitability will be impaired.

  Preclinical development is a long, expensive and uncertain process, and we may terminate one or more of our current preclinical development programs.

        We may determine that certain preclinical product candidates or programs do not have sufficient potential to warrant the allocation of resources. Accordingly, we may elect to terminate our programs for and, in certain cases, our licenses to, such product candidates or programs. If we terminate a preclinical program in which we have invested significant resources, our financial condition and results of operations may be adversely affected, as we will have expended resources on a program that will not provide a return on our investment and missed the opportunity to have allocated those resources to potentially more productive uses.

  We may not be able to recover our investment in our strategic non-core assets through strategic divestiture or partnering, which could harm our business and our results of operations.

        In 2003, we reorganized our business by curtailing investment in non-core areas and focusing our commercial and development efforts in pulmonology and hepatology. As a result, we are looking for a third party to assume the future development investment in oritavancin and are in the process of divesting Amphotec. We are also evaluating Actimmune in ovarian cancer in an ongoing Phase III trial. We will make a decision as to the future of this program when we receive data from a planned interim analysis of progression-free survival, which we anticipate in the second half of 2005. We have spent significant resources in the acquisition and development of these assets. We may in the future determine that additional product candidates or programs are not consistent with our future business strategy. We may not be able to recover our investment in some or all of these assets in full. In such event, we will have expended resources on programs that will not provide a full return on our investment and missed the opportunity to have allocated those resources to potentially more productive uses.

Risks Related to Government Regulation and Approval of our Products and Product Candidates

  If we have failed to comply with FDA or other government regulations prohibiting the promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained, it could result in regulatory enforcement action by the FDA or other governmental authorities, which would harm our business.

        Physicians may prescribe commercially available drugs for uses that are not described in the product's labeling and that differ from those uses tested by us and approved by the FDA. Such off-label uses are common across medical specialties. For example, even though the FDA has not approved the use of Actimmune for the treatment of IPF, we are aware that physicians are prescribing Actimmune for the treatment of IPF. Substantially all of our Actimmune revenues are derived from physicians' prescriptions for off-label use. We are also aware that physicians are prescribing Infergen in combination with ribavirin therapy and prescribing daily administration of Infergen for the treatment of chronic HCV infections, even though the FDA has not approved this combination or dosing regimen for the treatment of chronic HCV infections. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA and other governmental agencies do, however, restrict manufacturers' communications on the subject of off-label use. Companies may not promote FDA approved drugs for off-label uses. Accordingly, we may not market Actimmune for the treatment of IPF, or Infergen in combination with ribavirin therapy, or the daily Infergen regimen for the treatment of chronic HCV infections. The FDA and other governmental authorities actively enforce regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. The federal government has sought large civil and criminal fines against manufacturers for alleged improper promotion, and the FDA has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunction under which certain promotional conduct is changed or curtailed. We are aware of one instance in which the Office of the Inspector General has sought criminal penalties and a corporate integrity agreement against a pharmaceutical manufacturer requiring the company to pay substantial fines and to monitor certain promotional activities to ensure compliance with FDA regulations. We engage in medical education activities that are subject to scrutiny under the FDA's regulations relating to off-label promotion. While we believe we are currently in compliance with these regulations, the regulations are subject to varying interpretations, which are evolving.

        On March 19, 2004, plaintiff Joan Gallagher filed an action against us and other defendants in the United States District Court for the Eastern District of Pennsylvania for wrongful termination. Ms. Gallagher alleges that during her employment with InterMune, we actively marketed, and required our sales force to market, Actimmune for a purpose for which the drug was not approved by the FDA, specifically for the treatment of IPF, in violation of the FDA's rules and the Commonwealth of Pennsylvania's Unfair Trade Practice and Consumer Protection Law. Among other things, Ms. Gallagher alleges that we engaged in deceptive practices, such as establishing a patient registry to market Actimmune for unapproved indications and structuring our compensation systems to advance the allegedly unlawful marketing.

        In addition, we are subject to a federal class action lawsuit alleging that we, our former chief executive officer and our current chief financial officer made certain false and misleading statements in violation of the federal securities laws. In connection with this lawsuit, the plaintiff has made similar allegations to those of Ms. Gallagher with respect to our alleged off-label promotion of Actimmune.

        The FDA or other governmental agencies may choose to investigate these allegations. If the FDA or any other governmental agency initiates an enforcement action against us and it is determined that we violated prohibitions relating to off-label promotion in connection with past or future activities, we could be subject to civil and/or criminal sanctions such as those noted above in this risk factor, any of which would have an adverse effect on our revenues, business and financial prospects.

        In addition, some of the agreements pursuant to which we license our products, including our license agreement relating to Actimmune, contain provisions requiring us to comply with applicable laws and regulations, including the FDA's restriction on the promotion of FDA approved drugs for off-label uses. As a result, if it were determined that we violated the FDA's rules relating to off-label promotion in connection with our marketing of Actimmune, we may be in material breach of our license agreement for Actimmune. If we failed to cure a material breach of this license agreement, we could lose our rights to Actimmune under the agreement.

  If the FDA imposes significant restrictions or requirements related to our products for any disease or withdraws its approval of any of our products for any disease for which they have been approved, our revenues would decline.

        The FDA and foreign regulatory authorities may impose significant restrictions on the use or marketing of our products or impose additional requirements for post-approval studies. Later discovery of previously unknown problems with any of our products or their manufacture may result in further restrictions, including withdrawal of the product from the market. In this regard, the FDA has conducted routine inspections of our manufacturing contractors, and some were issued a standard "notice of observations." While we believe that all of these observations have been appropriately corrected without further comment or action from the FDA, failure to correct any deficiency could result in manufacturing delays. Our existing approvals for diseases, and any new approval for any other disease that we target, if granted, could be withdrawn for failure to comply with regulatory requirements or to meet our post-approval commitments. For example, we have ongoing Phase IV post-marketing commitments to the FDA relating to Actimmune for the treatment of CGD and osteopetrosis, Infergen for the treatment of HCV and Amphotec for the treatment of invasive aspergillosis. Our failure to adequately address these ongoing Phase IV commitments could result in a regulatory action or restriction, such as withdrawal of the relevant product's approval by the FDA. If approval for a disease is withdrawn, we could no longer market the affected product for that disease. In addition, governmental authorities could seize our inventory of such product, or force us to recall any product already in the market, if we fail to comply with FDA or other governmental regulations.

        For a description of restrictions relating to the off-label promotion of our products, please see the risk factor titled, "If we fail to comply with FDA or other government regulations prohibiting the promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained, it could result in regulatory enforcement action by the FDA or other governmental authorities, which would harm our business" above.

  If our clinical trials fail to demonstrate to the FDA and foreign regulatory authorities that any of our products or product candidates are safe and effective for the treatment of particular diseases, the FDA and foreign regulatory authorities may require us to conduct additional clinical trials or may not grant us marketing approval for such products or product candidates for those diseases.

        Our failure to adequately demonstrate the safety and effectiveness of any of our products or product candidates for the treatment of particular diseases will delay or prevent our receipt of the FDA's and foreign regulatory authorities' approval and, ultimately, may prevent commercialization of our products and product candidates for those diseases.

        The FDA and foreign regulatory authorities have substantial discretion in deciding whether, based on the benefits and risks in a particular disease, any of our products or product candidates should be granted approval for the treatment of that particular disease. Even if we believe that a clinical trial has demonstrated the safety and statistically significant efficacy of any of our products or product candidates for the treatment of a disease, the results may not be satisfactory to the FDA or foreign regulatory authorities. Preclinical and clinical data can be interpreted by the FDA and foreign regulatory authorities in different ways, which could delay, limit or prevent regulatory approval. If regulatory delays are significant or regulatory approval is limited or denied altogether, our financial results and the commercial prospects for those of our products or product candidates involved will be harmed, and our prospects for profitability will be impaired.

        For example, we recently reported results from our confirmatory pivotal Phase III clinical trial of oritavancin for the treatment of complicated skin and skin-structure infections. However, in two additional small clinical pharmacology trials, we observed adverse events, primarily phlebitis and rash, that were inconsistent with the safety profile observed in prior clinical trials of oritavancin. Since the cause of the inconsistency is unknown, the FDA has requested an additional clinical safety trial be completed prior to the submission of a New Drug Application, or NDA, for oritavancin. Because of the need to perform an additional clinical trial, further development of oritavancin for the treatment of complicated skin and skin-structure infections will require additional investment, and FDA approval of oritavancin for the treatment of complicated skin and skin-structure infections will be delayed or may never be achieved.

  The pricing and profitability of our products may be subject to control by the government and other third-party payors.

        The continuing efforts of governmental and other third-party payors to contain or reduce the cost of healthcare through various means may adversely affect our ability to successfully commercialize our products. For example, in most foreign markets, the pricing and/or profitability of prescription pharmaceuticals are subject to governmental control. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental control. For example, federal legislation was enacted on December 8, 2003 which provides a new Medicare prescription drug benefit beginning in 2006 and mandates other reforms. Although we cannot predict the full effects on our business of the implementation of this new legislation, it is possible that the new Medicare benefit, which will be managed by private health insurers, pharmacy benefit managers and other managed care organizations, will result in decreased reimbursement for prescription drugs, which may further exacerbate industry-wide pressure to reduce the prices charged for prescription drugs. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. These new and any future cost-control initiatives could decrease the price that we would receive for Actimmune, Infergen, Amphotec or any other products we may develop in the future, which would reduce our revenues and potential profitability.

  Our failure or alleged failure to comply with anti-kickback and false claims laws could result in civil and/or criminal sanctions and/or harm our business.

        We are subject to various federal and state laws pertaining to health care "fraud and abuse," including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal for a prescription drug manufacturer to knowingly and willfully solicit, offer, receive or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. The federal government has published regulations that identify "safe harbors" or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of our practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly presenting, or causing to be presented, for payment to third party payors (including Medicare and Medicaid) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed or claims for medically unnecessary items or services. Our activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of Medicaid rebate information and other information affecting federal and state and third-party payment for our products, and the sale and marketing of our products, are subject to scrutiny under these laws. For example, we are one of what we believe to be a number of companies that have received letters from the Office of the Florida Attorney General directing us to keep certain records relating to its Medicaid rebate reporting until the Office of the Florida Attorney General has concluded an investigation that was initiated by the state following large false claims act settlements by other manufacturers. We have not been asked to produce any records or otherwise been advised of the nature of the allegations against us, if any. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid).

        In addition, pharmaceutical companies have been prosecuted under the False Claims Act in connection with their "off-label" promotion of drugs. For information regarding allegations with respect to "off-label" promotion by us, please see "If we have failed to comply in the past or fail to comply in the future with FDA or other government regulations prohibiting the promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained, it could result in regulatory enforcement action by the FDA or other governmental authorities, which would harm our business" above.

        If the government were to allege that we were, or convict us of, violating these laws, there could be a material adverse effect on us, including a substantial fine or decline in our stock price. Our activities could be subject to challenge for the reasons discussed above and due to the broad scope of these laws and the increasing attention being given to them by law enforcement authorities.

Risks Related to Manufacturing and Our Dependence on Third Parties

  The manufacturing and manufacturing development of our products and product candidates present technological, logistical and regulatory risks, each of which may adversely affect our potential revenues.

        The manufacturing and manufacturing development of pharmaceuticals, and, in particular, biologicals, are technologically and logistically complex and heavily regulated by the FDA and other governmental authorities. The manufacturing and manufacturing development of our products and product candidates present many risks, including, but not limited to, the following:

  •
  before we can obtain approval of any of our products or product candidates for the treatment of a particular disease, we must demonstrate to the FDA's and other governmental authorities' satisfaction that the drug manufactured for the clinical trials is comparable to the drug manufactured for commercial use;

  •
  it may not be technically feasible to scale up an existing manufacturing process to meet demand or such scale-up may take longer than anticipated; and

  •
  failure to comply with strictly enforced good manufacturing practices regulations and similar foreign standards may result in delays in product approval or withdrawal of an approved product from the market. For example, the FDA has conducted routine inspections of our manufacturing contractors, and some were issued a standard "notice of observations." While we believe that all of these observations have been appropriately corrected without further comment or action from the FDA, failure to correct any deficiency could result in manufacturing delays.

        Any of these factors could delay clinical trials, regulatory submissions and/or commercialization of our products for particular diseases, interfere with current sales, entail higher costs and result in our being unable to effectively sell our products.

  Our manufacturing strategy, which relies on third-party manufacturers, exposes us to additional risks as a result of which we may lose potential revenues.

        We do not have the resources, facilities or experience to manufacture any of our products or product candidates ourselves. Completion of our clinical trials and commercialization of our products requires access to, or development of, manufacturing facilities that meet FDA standards to manufacture a sufficient supply of our products. The FDA must approve facilities that manufacture our products for commercial purposes, as well as the manufacturing processes and specifications for the product. We depend on third parties for the manufacture of our product candidates for preclinical and clinical purposes, and we rely on third parties with FDA approved manufacturing facilities for the manufacture of our products for commercial purposes. These third parties include Boehringer Ingelheim Austria GmbH, Amgen Inc., Abbott Laboratories, Inc., Cardinal Health PTS, Inc. and Ben Venue Laboratories. We have long-term supply contracts with Boehringer Ingelheim Austria GmbH for Actimmune, with Amgen Inc. for Infergen and with Abbott Laboratories, Inc. for oritavancin. However, if we do not perform our obligations under these agreements, they may be terminated.

        Our manufacturing strategy for our products and product candidates presents many risks, including, but not limited to, the following:

  •
  if market demand for our products is less than our purchase obligations to our manufacturers, we may incur substantial penalties and substantial inventory write-offs;

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  manufacturers of our products are subject to ongoing periodic inspections by the FDA and other regulatory authorities for compliance with strictly enforced good manufacturing practices regulations and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards;

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  when we need to transfer between manufacturers, the FDA and foreign regulatory authorities must approve these manufacturers' facilities and processes prior to our use or sale of products they manufacture for us. This requires new testing and compliance inspections. Delays in transferring manufacturing technology between third parties could delay clinical trials, regulatory submissions and commercialization of our product candidates. For example, we have transferred the manufacturing of oritavancin from Eli Lilly and Company to a third-party manufacturer, and our third-party manufacturer's finished product has not yet demonstrated a comparable safety profile to that demonstrated by Lilly's oritavancin product. If the finished oritavancin product of our third-party manufacturer does not have a comparable safety profile to that demonstrated by Lilly's oritavancin product, our ability to commercialize or partner oritavancin would be slowed or halted, which would significantly harm our business;

  •
  our manufacturers might not be able or refuse to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand;

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  we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products;

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  our product costs may increase if our manufacturers pass their increasing costs of manufacture on to us;

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  if third-party manufacturers do not successfully carry out their contractual duties or meet expected deadlines, we will not be able to obtain or maintain regulatory approvals for our products and product candidates and will not be able to successfully commercialize our products and product candidates. In such event, we may not be able to locate any necessary acceptable replacement manufacturers or enter into favorable agreements with such replacement manufacturers, if at all; and

  •
  if our agreement with a third-party manufacturer expires, we may not be able to renegotiate a new agreement with that manufacturer on favorable terms, if at all. If we cannot successfully complete such renegotiation, we may not be able to locate any necessary acceptable replacement manufacturers or enter into favorable agreements with such replacement manufacturers, if at all.

        Any of these factors could delay clinical trials, regulatory submissions or commercialization of our products for particular diseases, interfere with current sales, entail higher costs and result in our being unable to effectively sell our products.

  Our agreements with third-party manufacturers may restrict our ability to establish alternative sources of products in a timely manner or at an acceptable cost, which may cause us to be unable to meet demand for our products and to lose potential revenues.

        Our key supply agreements provide that the manufacturer is our exclusive source of supply for the product, except under certain circumstances. For example, Boehringer Ingelheim Austria (BI Austria) is currently our exclusive manufacturer for Actimmune. Under our agreement with BI Austria, we cannot seek a secondary source to manufacture Actimmune until BI Austria has indicated to us its inability or unwillingness to meet our requirements. Under our agreement with Amgen Inc. for Infergen, Amgen is our exclusive manufacturer of Infergen. Even if we believe that Amgen will be unable to meet our requirements for the manufacture of Infergen, we cannot transfer the Infergen manufacturing process to a secondary source unless Amgen has materially breached its manufacturing obligations. If we are delayed in establishing a secondary supply source for Actimmune or Infergen, or cannot do so at an acceptable cost, we may suffer a shortage of commercial supply of that product or a high cost of product, either of which would have a material and adverse effect on our revenues, business and financial prospects.

  We rely on third parties to conduct clinical trials for our products and product candidates, and those third parties may not perform satisfactorily.

        If our third-party contractors do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed in or prevented from obtaining regulatory approvals for our products and product candidates, and may not be able to successfully commercialize our products and product candidates for targeted diseases. We do not have the ability to independently conduct clinical trials for all of our products and product candidates, and we rely on third parties such as contract research organizations, medical institutions and clinical investigators to perform this function. Our ability to monitor and audit the performance of these third parties is limited. If these third parties do not perform satisfactorily, our clinical trials may be extended or delayed, resulting in potentially substantial cost increases to us and other adverse impacts on our product development efforts. We may not be able to locate any necessary acceptable replacements or enter into favorable agreements with them, if at all.

Risks Related to the Commercialization of Our Products and Product Candidates

  If we are not able to obtain required regulatory approvals to change Infergen's label to provide for daily dosing and to market Infergen in combination with ribavirin or other anti-viral drugs, our revenues, business and financial prospects would be adversely affected.

        We believe that market acceptance of and demand for Infergen for the treatment of chronic HCV infections may depend upon our ability to change Infergen's label to provide for daily dosing and to market Infergen in combination therapy with ribavirin or other anti-viral drugs. Before we may change Infergen's label or market Infergen for use in combination therapy with ribavirin or any other anti-viral drug, we will need to obtain FDA approval. To seek and obtain such approval, we will need to supplement Infergen's current FDA license with data that support daily use of Infergen and the combination use of Infergen and ribavirin or another anti-viral drug for increased effectiveness in treating chronic HCV infections. We cannot be certain how long it would take us to submit such data and obtain such an approval from the FDA, if at all. In June 2004, we initiated a Phase III clinical trial designed to evaluate the safety and efficacy of daily Infergen in combination with ribavirin for the treatment of patients chronically infected with HCV who have failed to respond to a previous course of therapy with pegylated interferon alfa-2 plus ribavirin. However, we cannot provide assurance that this trial will be successful. In addition, seeking FDA approval for Infergen combination therapy may, in certain circumstances, involve our complying with FDA patent certification and notice provisions relating to ribavirin that could result in deferral for up to 30 months or, in the case of judicial intervention, longer, of FDA approval pending the outcome of ongoing patent infringement litigation. If we are unable to obtain FDA approval of daily dosing of Infergen and for these new uses for Infergen, we will be unable to market Infergen in combination with ribavirin or other anti-viral drugs, and our revenues, business and financial prospects would be adversely affected.

  If Amgen is unable or refuses to meet our requirements for the manufacture of Infergen or we cannot manufacture PEG-Alfacon-1 in sufficient quantities or at an acceptable cost in the future to meet anticipated commercial demand, our revenues, business and financial prospects would be adversely affected.

        Amgen is our exclusive manufacturer of Infergen. If Amgen is unable or refuses to meet our requirements for the manufacture of Infergen, we would be unable to meet market demand for Infergen, which would harm our ability to generate revenue. In addition, we have limited control over the cost of goods for Infergen. If we are unable to purchase Infergen at an acceptable cost, it would have a material and adverse effect on our revenues, business and financial prospects. Although we have an existing manufacturing process for PEG-Alfacon-1 that has been sufficient to meet our needs to date, there are technical challenges to scaling-up that process to meet anticipated commercial demand. These challenges include attempting to maintain the bioactivity of the compound during the pegylation process. There is no assurance that we will successfully complete any required scale-up. If we develop and commercialize PEG-Alfacon-1 and are unable to obtain or manufacture a sufficient supply of PEG-Alfacon-1, our revenues, business and financial prospects would be adversely affected.

  Existing patents and patents acquired by others in the future may limit our ability to market our products for the treatment of chronic HCV infections.

        Our competitors and their strategic partners have substantial and extensive patent rights in connection with combination therapy of interferon alpha and ribavirin for the treatment of chronic HCV infections. For example, we are aware of three U.S. patents that relate to the use of interferon alpha and ribavirin to treat chronic HCV infections. These patents expire in 2015, 2016 and 2017, respectively. We believe that these patents may prevent us from marketing Infergen in combination therapy with ribavirin. If, because of these patents, we are unable to market Infergen or PEG-Alfacon-1 with ribavirin, the commercial prospects for Infergen or PEG-Alfacon-1 are likely to be reduced and our prospects for profitability may be impaired. Further, we believe that our competitors and their strategic partners may obtain additional patent rights in connection with filed patent applications for combination therapy of interferon alpha and other anti-viral drugs for the treatment of chronic HCV infections. If those patent applications were to issue, we may be unable to market Infergen or PEG-Alfacon with ribavirin or with another anti-viral drug, reducing the commercial prospects for Infergen and our prospects for profitability.

        In addition, we are aware of a U.S. patent that relates to the use of pegylated interferon alpha to treat chronic HCV infections. This patent expires in 2016. We believe that this patent may prevent us from marketing PEG-Alfacon-1 for the treatment of chronic HCV infections. If because of this patent we are unable to market PEG-Alfacon-1 for the treatment of chronic HCV infections, the commercial prospects for PEG-Alfacon-1 are likely to be reduced. Also, we believe that our competitors and their strategic partners have substantial and extensive patent rights relating to pegylation technology in general and the use of pegylated interferon alpha for the treatment of chronic HCV infections in particular. Further, several third parties have substantial and extensive patent rights in connection with the use of pegylation to modify biologically active compounds generally.

        Although we have licensed from Amgen rights to PEG-Alfacon-1, we may not have, and may not be able to license on commercially reasonable terms, if at all, sufficient rights to all the intellectual property necessary for us to commercialize PEG-Alfacon-1 for the treatment of chronic HCV infections. For example, our competitors and their strategic partners have substantial and extensive patent rights in connection with interferon alpha and its recombinant production. Specifically, we are aware of two U.S. patents that relate to interferon alpha polypeptides, DNAs encoding the same, host cells transformed with such DNA and processes for the production of interferon alpha polypeptides from such DNAs and host cells. These patents expire in 2019 and 2020, respectively. We believe that these patents may prevent us from marketing PEG-Alfacon-1, which would have a material adverse effect on our business.

  Because our competitors' pegylated interferon alpha products permit less frequent dosing than non-pegylated products, Infergen, which is not pegylated, is at a competitive disadvantage with respect to frequency of administration, which may impede its ability to gain acceptance with physicians and patients.

        Pegylated interferon alpha products may have an advantage over non-pegylated products because they circulate longer in the body, permitting a less frequent dosing schedule and enhancing efficacy in some patients infected with the HCV virus. Because our competitors Schering-Plough Corporation and Roche Laboratories have commenced marketing their respective pegylated interferon alpha products, Infergen, which is a non-pegylated interferon alpha product, is at a significant disadvantage in the market with respect to the frequency of administration, which may impede its ability to gain acceptance with physicians and patients and thus our ability to generate revenue. In addition, both of these companies have obtained and will likely continue to obtain significant patent protection relating to their respective products.

  If non-interferon-based products prove to be safe and effective in the treatment of chronic HCV infections, our business and financial prospects will be adversely affected.

        Specific targeted agents directed against HCV may be effective in reducing the amount of virus in infected chronic HCV patients. If the use of these specific targeted anti-HCV agents proves to be effective in the treatment of chronic HCV infections, then the use of interferon-based therapies, like Infergen for chronic HCV infections may diminish, which would harm our business.

  If we are unable to achieve results that are consistent with our assessment of the current and future market potential of Infergen and PEG-Alfacon-1, we may be required to take a charge to the carrying value of our Infergen-related intangible asset that would have a material adverse effect on our financial condition and results of operations.

        If the use of interferon-based therapies, including Infergen, for chronic HCV infections were to diminish or not grow as we expect, this could impact the recoverability of the Infergen-related intangible asset, which was $16.4 million as of June 30, 2004. During the quarter ended December 31, 2003, we conducted a detailed assessment of the current and future market potential of Infergen and PEG-Alfacon-1, including, but not limited to, the impact of competing products on the market potential of these interferon-based therapies. This assessment resulted in no reduction of the carrying value of the Infergen-related intangible asset. If we are unable to achieve results consistent with those assumed in our detailed assessment, it may be necessary to perform a future detailed assessment, which could result in a reduction of the carrying value of the Infergen-related intangible asset. This could have a material adverse effect on our financial condition and results of operations during the period in which we recognize a reduction.

  We rely on one customer for approximately 59% of our total product sales. If this customer does not continue to sell our products at its current levels, our business will be harmed.

        During the six-month period ended June 30, 2004, Priority Healthcare accounted for approximately 59% of our total product sales and 54% of our outstanding receivables. If this customer or any other customer that sells a significant portion of our products were to experience financial difficulties, or otherwise became unable or unwilling to sell our products, our business would be harmed. Additionally, any reduction, delay or loss of orders from our key customers could harm our revenues in any period or harm our business generally.

  If the specialty pharmacies and distributors that we rely upon to sell our products fail to perform, our business may be adversely affected.

        Our success depends on the continued customer support efforts of our network of specialty pharmacies and distributors. A specialty pharmacy is a pharmacy that specializes in the dispensing of injectable or infused medications for complex or chronic conditions, which often require a high level of patient education and ongoing management. The use of specialty pharmacies and distributors involves certain risks, including, but not limited to, risks that these specialty pharmacies and distributors will:

  •
  not provide us with accurate or timely information regarding their inventories, the number of patients who are using our products or product complaints;

  •
  not effectively sell or support our products;

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  reduce their efforts or discontinue to sell or support our products;

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  not devote the resources necessary to sell our products in the volumes and within the time frames that we expect;

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  be unable to satisfy financial obligations to us or others; or

  •
  cease operations.

        Any such failure may result in decreased product sales and lower product revenues, which would harm our business.

  Even if regulatory authorities approve our products or product candidates for the treatment of the diseases we are targeting, our products may not be marketed or commercially successful.

        Our products and product candidates are expensive, and we anticipate that the annual cost for treatment for each of the diseases for which we are seeking approval will be significant. These costs will vary for different diseases based on the dosage and method of administration. Accordingly, we may decide not to market any of our products or product candidates for an approved disease because we believe that it may not be commercially successful. Market acceptance of and demand for our products and product candidates will depend on many factors, including, but not limited to:

  •
  cost of treatment;

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  pricing and availability of alternative products;

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  ability to obtain third-party coverage or reimbursement for our products or product candidates to treat a particular disease;

  •
  perceived efficacy relative to other available therapies;

  •
  shifts in the medical community to new treatment paradigms or standards of care;

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  relative convenience and ease of administration; and

  •
  prevalence and severity of adverse side effects associated with treatment.

  If third-party payors do not provide coverage or reimburse patients for our products, our revenues and prospects for profitability will suffer.

        Our ability to commercialize our products or product candidates for particular diseases is highly dependent on the extent to which coverage and reimbursement for our products is available from:

  •
  private health insurers, including managed care organizations;

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  governmental payors, such as Medicaid, the Public Health Service or the Veterans' Administration; and

  •
  other third-party payors.

        Significant uncertainty exists as to the coverage and reimbursement status of pharmaceutical products, particularly with respect to products that are prescribed by physicians for off-label use. If governmental and other third-party payors do not provide adequate coverage and reimbursement levels for our products, market acceptance of our products will be reduced, and our sales will suffer. Many third-party payors provide coverage or reimbursement only for FDA approved indications. If any large or many third-party payors decide to deny reimbursement for Actimmune used to treat IPF, sales of Actimmune would decline, and our revenues would suffer.

        Often, third-party payors make the decision to reimburse an off-label prescription based on whether that product has a compendium listing. The drug compendia list approved indications that products have received from the FDA. The compendia also evaluate the body of clinical evidence to determine whether an off-label use of products should be listed in the compendia as medically appropriate. A compendium listing of an off-label use is many times a requirement by payors, such as Medicare and private payors, to approve that use. To receive a compendium listing for the use of Actimmune in the treatment of IPF, we would have to complete an application and submit clinical data regarding the use of Actimmune in the treatment of IPF. We have not yet applied for a compendium listing for Actimmune for the treatment of IPF. We are awaiting the publication of clinical data in a peer-reviewed journal, which we believe is necessary to support a compendium application for Actimmune for the treatment of IPF. If we are unable to acquire a compendium listing for Actimmune for the treatment of IPF, additional third-party payors may decide to deny reimbursement for Actimmune for the treatment of IPF, and fewer physicians may prescribe Actimmune for such treatment. If either of these were to occur, sales of Actimmune would decline and our revenues would suffer.

        Some third-party payors have denied coverage for Actimmune for the treatment of IPF for a variety of reasons, including the cost of Actimmune, the fact that IPF is not an FDA approved indication for Actimmune or a third-party payor's assessment that a particular patient's case of IPF has advanced to a stage at which treatment with Actimmune would not have a significant effect. We believe that approximately 70% of the patients who seek coverage for Actimmune for the treatment of IPF from private third-party payors are able to obtain coverage. While coverage trends have not changed significantly in the last 24 months, major health plans could further restrict coverage or adopt a policy of no coverage.

        Medicare generally does not provide coverage for drugs, like Actimmune, that are administered by injection in the home. However, in connection with the Medicare Prescription Drug Improvement and Modernization Act of 2003, Medicare has recently discussed the possibility of refusing to provide coverage for products for a specific indication unless the product has been approved by the FDA for that indication. If Medicare were to make a formal decision not to cover the off-label use of products, it may have a negative impact on the willingness of private third-party payors to provide coverage for the off-label use of products such as Actimmune.

  The activities of competitive drug companies, or others, may limit our products' revenue potential or render them obsolete.

        Our commercial opportunities will be reduced or eliminated if our competitors develop or market products that, compared to our products or product candidates:

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  are more effective;

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  have fewer or less severe adverse side effects;

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  are better tolerated;

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  have better patient compliance;

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  receive better reimbursement terms;

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  are more accepted by physicians;

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  are more adaptable to various modes of dosing;

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  have better distribution channels;

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  are easier to administer; or

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  are less expensive.

        Even if we are successful in developing effective drugs, our products may not compete effectively with our competitors' current or future products. Our competitors include larger, more established, fully integrated pharmaceutical companies and biotechnology companies that have substantially greater capital resources, existing competitive products, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do.

        There is no FDA approved therapy available for the treatment of IPF. We believe that the primary competition for Actimmune or pirfenidone, if either is approved by the FDA for the treatment of IPF, will initially consist of products that are approved for other indications and for which clinical development for IPF is contemplated or underway, such as Enbrel, Gleevec, Tracleer, Mucomist and Imuran.

        Infergen competes with other forms of interferon alpha, such as PEG-Intron and Intron A, which are marketed by Schering-Plough, and Pegasys and Roferon-A, which are marketed by Roche Laboratories. These competitive products, which are marketed in combination with ribavirin therapy, dominate the chronic HCV infection market. Pegylated interferon products, such as PEG-Intron and Pegasys, have an advantage over non-pegylated products because they circulate longer in the body, permitting a less frequent dosing schedule and enhancing efficacy in some patients infected with HCV. We also believe that additional therapies, such as Enbrel, Aranesp and Neulasta, may be developed for use in conjunction with interferon alpha products for the treatment of HCV infections.

Risks Related to Our Intellectual Property Rights

  We may not be able to obtain, maintain and protect certain proprietary rights necessary for the development and commercialization of our products or product candidates.

        Our commercial success will depend in part on obtaining and maintaining patent protection on our products and product candidates and successfully defending these patents against third-party challenges. Our ability to commercialize our products will also depend in part on the patent positions of third parties, including those of our competitors. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict with certainty the scope and breadth of patent claims that may be afforded to other companies' patents. We could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate suits to protect our patent rights.

        The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

  •
  we were the first to make the inventions covered by each of our pending patent applications;

  •
  we were the first to file patent applications for these inventions;

  •
  others will not independently develop similar or alternative technologies or duplicate any of our technologies;

  •
  any of our pending patent applications will result in issued patents;

  •
  any of our issued patents or those of our licensors will be valid and enforceable;

  •
  any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

  •
  we will develop additional proprietary technologies that are patentable; or

  •
  the patents of others will not have a material adverse effect on our business.

        Others have filed and in the future may file patent applications covering uses and formulations of interferon gamma-1b, interferon alpha, pegylated versions of these products and other products in our development program. If a third party has been or is in the future issued a patent that blocked our ability to commercialize any of our products, alone or in combination, for any or all of the diseases that we are targeting, we would be prevented from commercializing that product or combination of products for that disease or diseases unless we obtained a license from the patent holder. We may not be able to obtain such a license to a blocking patent on commercially reasonable terms, if at all. If we cannot obtain, maintain and protect the necessary proprietary rights for the development and commercialization of our products or product candidates, our business and financial prospects will be impaired.

  If we breach our license agreements, we may lose our ability to develop and sell our products.

        We license certain patents and trade secrets relating to Actimmune from Genentech, Inc; relating to Infergen from Amgen Inc.; relating to pirfenidone from Marnac, Inc. and KDL GmbH; and relating to oritavancin from Eli Lilly and Company. If we breach any of our agreements with Genentech, Amgen, Marnac and KDL or Lilly, any of these licensors could terminate the respective license, and we would have no further rights to utilize the licensed patents or trade secrets to develop and market the corresponding products, which could adversely affect our revenues and financial prospects.

  Over time, we will lose our ability to block others from using the intellectual property we currently own to create competing products, which may impair our ability to generate revenues.

        We have licensed certain patents relating to interferon gamma-1b, the active ingredient in Actimmune, from Genentech. Certain of the U.S. patents covering DNA vectors and host cells relating to interferon gamma-1b expire in 2005 and 2006. In addition, a U.S. patent relating to the composition of interferon gamma-1b expires in 2014. Other material U.S. patents relating to interferon gamma-1b expire between 2009 and 2013. When these various patents expire, we will be unable to use these patents to block others from marketing Actimmune in the United States.

        We have licensed U.S. and Canadian patent rights relating to Infergen, a type of interferon alpha, from Amgen. Two of Amgen's U.S. patents relating to Infergen's active ingredient, the interferon alfacon-1 molecule, expire in 2004. However, the U.S. Patent and Trademark Office recently issued a Certificate of Extension of Patent Term, officially extending the term of one of these patents by five years, to 2009. After expiration of the extended patent term in 2009, we would rely on a U.S. patent related to the use of interferon alfacon-1 at a dose within the range of 2 million to 30 million units of interferon alfacon-1 per administration for the treatment of chronic HCV infections to block others from marketing interferon alfacon-1 for the treatment of chronic HCV infections at these doses. When this patent expires in 2011, we will not be able to use this patent to block others from marketing Infergen or other forms of interferon alfacon-1 for the treatment of chronic HCV infections in the United States.

        We have licensed from Marnac and KDL rights to a U.S. patent related to the use of pirfenidone for the treatment of fibrotic disorders, including the use of pirfenidone for the treatment of IPF. After the U.S. patent expires in 2011, we will not be able to use this patent to block others from marketing pirfenidone for fibrotic disorders, including IPF.

        We have licensed certain patents throughout the world relating to oritavancin from Lilly. After patents related to the composition of oritavancin expire in 2015, we will not be able to use such patents to block others from marketing oritavancin.

        Once our patents expire, we will be subject to competition from third parties who will be able to use the intellectual property covered by these patents, which could impair our ability to generate revenues.

  Our competitors and others may have or may obtain rights that may limit or prevent us from developing and commercializing our products and product candidates.

        Our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of interferon alpha to treat a variety of diseases. Further, we believe that our competitors and their strategic partners may obtain additional patent rights in connection with filed patent applications for interferon alpha. We are uncertain of the extent to which the currently issued patents and any additional patents of our competitors that may issue will prevent us from marketing Infergen for the treatment of certain diseases. If because of these patents we are unable to market Infergen for a range of diseases, the commercial prospects for Infergen will be reduced and our prospects for profitability may be impaired. In addition, our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of pegylated interferon alpha to treat a variety of diseases. Although we have licensed from Amgen rights to PEG-Alfacon-1, we may not have, and may not be able to license on commercially reasonable terms, if at all, sufficient rights to all the intellectual property necessary for us to commercialize PEG-Alfacon-1.

        We are aware of the settlement of a lawsuit involving Infergen filed in 1997 by Biogen, Inc. against Amgen in the U.S. District Court for the District of Massachusetts. The suit alleged that the manufacture of Infergen infringed three Biogen U.S. patents relating to vectors for expressing cloned genes, methods of making vectors and expressing cloned genes, and host cells. All claims in the lawsuit were dismissed with prejudice by order of the court in December 2001 under a confidential settlement agreement entered into between Biogen and Amgen. Although Amgen has informed us that the settlement agreement applies to Infergen, we do not know the terms of the settlement agreement or how the terms of the settlement may affect our ability to commercialize Infergen in the United States. The settlement agreement may have a material adverse effect on our ability to commercialize Infergen in the United States.

        We have licensed from Marnac and KDL rights to a U.S. patent related to the use of pirfenidone for the treatment of fibrotic disorders, including the use of pirfenidone for the treatment of IPF. After the U.S. patent expires in 2011, we will not be able to use this patent to block others from marketing pirfenidone for fibrotic disorders, including IPF. We are aware of two international patent application publications relating to manufacturing processes for pirfenidone. If either or both of these patent applications were to result in a granted patent or patents, and if any such granted patent or patents were to be interpreted to cover the manufacturing process for pirfenidone, we believe that such patent or patents may enable the patent holder to block our ability to commercialize pirfenidone unless we obtained a license under such patent or patents. We cannot predict whether we would be able to obtain such a license under commercially reasonable terms, if at all. If we were not able to obtain such a license under the patent or patents on commercially reasonable terms, or at all, it would have a material adverse effect on our ability to commercialize any pirfenidone product.

        We have licensed certain patents throughout the world relating to oritavancin from Lilly. After patents related to the composition of oritavancin expire in 2015, we will not be able to use such patents to block others from marketing oritavancin. We are aware of two U.S. patents, and corresponding European, Australian, Korean, Canadian and Japanese patents, that relate to a molecule that is produced during the manufacture of oritavancin. A derivative of this molecule is retained in the final oritavancin product. If any of these patents were interpreted to cover the oritavancin manufacturing process, any molecules formed during the manufacturing process, or the final oritavancin product itself, we believe that such patent or patents could enable the patent holder to block our ability to commercialize oritavancin unless we obtained a license under such patent or patents. We cannot predict whether we would be able to obtain a license on commercially reasonable terms, if at all. If we were not able to obtain such a license under the patents on commercially reasonable terms, or at all, it would have a material adverse effect on our ability to commercialize oritavancin.

        The combination of our products with other drugs may have a greater therapeutic effect in treating certain diseases than our products alone. In some cases, third parties hold patents either on the potential companion drugs or on combination therapies that include our products. We may not be able to negotiate licenses or other rights to potential companion drugs on reasonable terms, or at all. If we are not able to negotiate these licenses or other rights, the market for our products may be diminished.

  Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and could adversely affect our ability to develop and commercialize products.

        Our commercial success depends in part on our ability and the ability of our collaborators to avoid infringing patents and proprietary rights of third parties. As noted in the immediately preceding risk factor, third parties may accuse us or our collaborators of employing their proprietary technology in our products, or in the materials or processes used to research or develop our products, without authorization. Any legal action against our collaborators or us claiming damages and/or seeking to stop our commercial activities relating to the affected products, materials and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to utilize the affected materials or processes or to manufacture or market the affected products. We cannot predict whether we or our collaborators would prevail in any of these actions or whether any license required under any of these patents would be made available on commercially reasonable terms, if at all. If we are unable to obtain such a license, we or our collaborators may be unable to continue to utilize the affected materials or processes or manufacture or market the affected products or we may be obligated by a court to pay substantial royalties and/or other damages to the patent holder. Even if we are able to obtain such a license, the terms of such a license could substantially reduce the commercial value of the affected product or products and impair our prospects for profitability. Accordingly, we cannot predict whether or to what extent the commercial value of the affected product or products or our prospects for profitability may be harmed as a result of any of the liabilities discussed above. Furthermore, infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from our core business.

  If the owners of the intellectual property we license fail to maintain the intellectual property, we may lose our rights to develop our products or product candidates.

        We generally do not control the patent prosecution of technology that we license from others. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would exercise over technology that we own. For example, if Genentech fails to maintain the intellectual property licensed to us, we may lose our rights to develop and market Actimmune and may be forced to incur substantial additional costs to maintain or protect the intellectual property or to compel Genentech to do so.

  If our employees, consultants and vendors do not comply with their confidentiality agreements or our trade secrets otherwise become known, our ability to generate revenue and profits may be impaired.

        We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. We protect these rights mainly through confidentiality agreements with our corporate partners, employees, consultants and vendors. These agreements generally provide that all confidential information developed or made known to an individual during the course of their relationship with us will be kept confidential and will not be used or disclosed to third parties except in specified circumstances. In the case of employees and consultants, our agreements generally provide that all inventions made by the individual while engaged by us will be our exclusive property. We cannot be certain that these parties will comply with these confidentiality agreements, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by our competitors. If our trade secrets become known, we may lose a competitive advantage and our ability to generate revenue may therefore be impaired.

  By working with corporate partners, research collaborators and scientific advisors, we are subject to disputes over intellectual property, and our ability to obtain patent protection or protect proprietary information may be impaired.

        Under some of our research and development agreements, inventions discovered in certain cases become jointly owned by our corporate partner and us and in other cases become the exclusive property of one of us. It can be difficult to determine who owns a particular invention, and disputes could arise regarding those inventions. These disputes could be costly and could divert management's attention from our business. Our research collaborators and scientific advisors have some rights to publish our data and proprietary information in which we have rights. Such publications may impair our ability to obtain patent protection or protect our proprietary information, which could impair our ability to generate revenues.

Risks Related to Our Financial Results and Other Risks Related to Our Business

  If physicians do not prescribe Actimmune or prescribe it less often for the treatment of IPF, our revenues will decline.

        Physicians may choose not to prescribe Actimmune or provide fewer patient referrals for Actimmune for the treatment of IPF because:

  •
  Actimmune is not approved by the FDA for the treatment of IPF, and we therefore are unable to market or promote Actimmune for the treatment of IPF;

  •
  in our initial Phase III clinical trial, Actimmune failed to meet the primary and secondary endpoints;

  •
  physicians prefer to enroll their patients in our Phase III clinical trial of Actimmune or one of our competitors' trials for the treatment of IPF;

  •
  Actimmune does not have a compendium listing;

  •
  physicians' patients are unable to receive or lose reimbursement from a third-party reimbursement organization;

  •
  physicians are not confident that Actimmune has a clinically significant treatment effect for IPF;

  •
  a competitor's product shows a clinically significant treatment effect for IPF; or

  •
  physicians believe that the article and editorial in the January 8, 2004 issue of the New England Journal of Medicine were negative concerning Actimmune as a treatment for IPF.

        If physicians do not prescribe Actimmune for the treatment of IPF for the above reasons or any other reasons, our revenues will decline. In addition, the patient referral rate may decline. The patient referral rate reflects the number of new patients who are prescribed Actimmune and who call the call center that coordinates with all of our specialty distributors, although these patients may elect not to have those prescriptions filled. During the first six months of 2004, the patient referral rate that we observed was significantly lower than we expected, and our Actimmune revenues declined from $71.0 million for the six months ended June 30, 2003 to $64.3 million for the six months ended June 30, 2004. If this new lower rate of patient referrals continues or declines further, our Actimmune revenue and total revenue may decline further. We do not know if the lower referral rate was due to better physician screening of patients who are likely to pursue treatment with Actimmune before referring them to the call center or lower physician or patient interest. In addition, the patient referral rate may have been adversely affected by the initiation of our second Phase III clinical trial evaluating the efficacy and safety of Actimmune as a treatment for IPF, as physicians may have held some patients who would have been put on Actimmune therapy for screening and potential enrollment in this trial. The patient referral rate also may have been adversely affected by the publication of an article and a related editorial in the January 8, 2004 issue of the New England Journal of Medicine regarding the results of our initial Phase III trial of Actimmune for the treatment of IPF. The article concluded that "[i]n a well-defined population of patients with idiopathic pulmonary fibrosis, [Actimmune] did not affect progression-free survival, pulmonary function, or the quality of life. Owing to the size of and duration of the trial, a clinically significant survival benefit could not be ruled out." The related editorial that appeared in the January 8, 2004 New England Journal of Medicine, among other things, cast doubt on our study's indication of "increased survival among patients who were compliant with interferon gamma-1b treatment" by stating, "[i]t should be emphasized that survival data based on one year of observation in a disease with an unknown date of onset and a life expectancy of two to five years after diagnosis may be very misleading." The editorial concluded by stating, "[s]tudies of other promising agents ... are indicated, since interferon gamma-1b has not proved to be the answer."

  If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully execute our business plan.

        We believe our existing cash, cash equivalents and available-for-sale securities, together with anticipated cash flows from our operations, will be sufficient to fund our operating expenses, debt obligations and capital requirements under our current business plan through at least the end of 2005. However, our current plans and assumptions may change, and our capital requirements may increase in future periods. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to successfully execute our business plan.

  If we continue to incur net losses for a period longer than we anticipate, we may be unable to continue our business.

        We have lost money since inception, and our accumulated deficit was approximately $420.9 million at June 30, 2004. We expect to incur substantial additional net losses prior to achieving profitability, if ever. The extent of our future net losses and the timing of our profitability are highly uncertain, and we may never achieve profitable operations. We are planning to expand the number of diseases for which our products may be marketed, and this expansion will require significant expenditures. To date, we have generated revenues primarily through the sale of Actimmune. However, Actimmune sales have decreased in recent periods. Actimmune revenues declined from $71.0 million for the six-month period ended June 30, 2003 to $64.3 million for the six-month period ended June 30, 2004, representing a decrease of approximately 9%. We have not generated operating profits to date from our products. If the time required for us to achieve profitability is longer than we anticipate, we may not be able to continue our business.

  Failure to accurately forecast our revenues could result in additional charges for excess inventories or non-cancelable purchase obligations.

        We base many of our operating decisions on anticipated revenue trends and competitive market conditions, which are difficult to predict. Based on projected revenue trends, we acquired inventories and entered into non-cancelable purchase obligations in order to meet anticipated increases in demand for our products. However, more recent projected revenue trends resulted in us recording charges of $1.1 million during the quarter ended September 30, 2003, $0.1 million during the quarter ended December 31, 2003 and $0.6 million during the quarter ended June 30, 2004 for excess inventories and non-cancelable purchase obligations. If revenue levels experienced in future quarters are substantially below our expectations, especially those revenues from sales of Actimmune and/or Infergen, we could be required to record additional charges for excess inventories and/or non-cancelable purchase obligations. For additional information relating to difficulties we have experienced forecasting revenues, see the risk factor titled, "We may fail to meet our publicly announced revenue and/or expense projections and/or other financial guidance, which would cause our stock to decline in value" below.

  If we are unable to divest Amphotec, we may need to record another impairment charge for Amphotec, which would have a material adverse effect on our financial condition and results of operations.

        The recoverability of the carrying value of the Amphotec-related intangible asset that we acquired in 2001 is based on its ability to generate a profit from sales. During the quarter ended September 30, 2003, we recorded a charge of $4.8 million for the impairment of Amphotec product rights. This impairment charge reduced the remaining carrying value of the intangible asset recorded in 2001 when we acquired the product. This reduction was based on our detailed assessment of the current and future market potential of Amphotec, which took into account that sales levels have been lower than we expected and that Amphotec is not aligned with our new strategic focus in pulmonology and hepatology. If we are unable to divest the product or to achieve results consistent with those assumed in our assessment, it may be necessary to further reduce the remaining carrying value of the Amphotec intangible asset, which was $1.6 million as of June 30, 2004. This would have a material adverse effect on our financial condition and results of operations during any period in which we recognize any such reduction.

  If product liability lawsuits are brought against us, we may incur substantial liabilities.

        The testing, marketing and sale of medical products entail an inherent risk of product liability. If product liability costs exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. While we believe that our clinical trial and product liability insurance currently provides adequate protection to our business, we may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

  Our use of hazardous materials, chemicals, viruses and radioactive compounds exposes us to potential liabilities.

        Our research and development activities involve the controlled use and disposal of hazardous materials, chemicals, infectious disease agents and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines, which may not be covered by or may exceed our insurance coverage.

  We face certain litigation risks that could harm our business.

        We have had several federal securities class actions lawsuits filed against us alleging that we, our former chief executive officer and our current chief financial officer made certain false and misleading statements in violation of the federal securities laws. In addition, a derivative action was filed in California state court against our directors, our former chief executive officer, and our current chief financial officer that is based on the same factual allegations as the purported federal securities class actions and alleges state law claims of breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. We and the other defendants filed a motion to dismiss the federal class action on April 2, 2004, which was granted in part and denied in part. Plaintiffs were given leave to amend and have until August 21, 2004 to amend their complaint. In the state action, the court has sustained the two motions made by us and the other defendants to dismiss two successive complaints filed by the plaintiff. The plaintiff amended his second amended complaint on July 30, 2004. We intend to file a motion to dismiss this third amended complaint. The results of complex legal proceedings, such as these, are difficult to predict. Moreover, many of the complaints filed against us do not specify the amount of damages that the plaintiffs seek, and we therefore are unable to estimate the possible range of damages that might be incurred should these lawsuits be resolved against us. While we are unable to estimate the potential damages arising from such lawsuits, certain of them assert types of claims that, if resolved against us, could give rise to substantial damages. Thus, an unfavorable outcome or settlement of one or more of these lawsuits could have a material adverse effect on our financial position, liquidity or results of operations. Even if these lawsuits are not resolved against us, the uncertainty and expense associated with unresolved lawsuits could seriously harm our business, financial condition and reputation. Litigation can be costly, time-consuming and disruptive to normal business operations. The costs of defending these lawsuits could be quite significant, and certain costs, such as those below a deductible amount, are not covered by our insurance policies. The defense of these lawsuits could also result in continued diversion of our management's time and attention away from business operations, which could harm our business.

        On March 19, 2004, plaintiff Ms. Joan Gallagher filed an action against InterMune and other defendants in the United States District Court for the Eastern District of Pennsylvania. Ms. Gallagher alleges that during her employment with InterMune, we actively marketed, and required our sales force to market, Actimmune for a purpose for which the drug was not approved by the FDA, specifically for the treatment of IPF. Ms. Gallagher alleges that she was wrongfully terminated from InterMune in violation of public policy due to her refusal to engage in the alleged off-label marketing. We and the other defendants dispute Ms. Gallagher's claims and are vigorously defending the lawsuit. The defendants filed a motion to dismiss the complaint on May 4, 2004. Ms. Gallagher filed a first amended complaint on May 28, 2004, and the defendants filed a motion to dismiss the first amended complaint on June 10, 2004. The defendants have moved to dismiss the first amended complaint on the grounds that Ms. Gallagher has failed to state any claim upon which relief may be granted under Pennsylvania law. The motion is pending. We cannot predict whether the outcome of this litigation will have a material adverse effect on our business.

  Insurance coverage is increasingly difficult to obtain or maintain.

        While we currently maintain clinical trial and product liability insurance, directors' and officers' liability insurance, general liability insurance, property insurance and warehouse and transit insurance, first- and third-party insurance is increasingly more costly and narrower in scope, and we may be required to assume more risk in the future. If we are subject to third-party claims or suffer a loss or damage in excess of our insurance coverage, we may be required to share that risk in excess of our insurance limits. Furthermore, any first- or third-party claims made on our insurance policies may impact our future ability to obtain or maintain insurance coverage at reasonable costs, if at all.

  Budget or cash constraints may force us to delay our efforts to develop certain products in favor of developing others, which may prevent us from meeting our stated timetables and commercializing those products as quickly as possible.

        Because we are an emerging company with limited resources, and because research and development is an expensive process, we must regularly assess the most efficient allocation of our research and development resources. Accordingly, we may choose to delay our research and development efforts for a promising product candidate to allocate those resources to another program, which could cause us to fall behind our initial timetables for development. As a result, we may not be able to fully realize the value of some of our product candidates in a timely manner, since they will be delayed in reaching the market, or may not reach the market at all.

  Failure to attract, retain and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our business development efforts.

        We had 253 employees as of June 30, 2004, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop relationships with leading academic scientists. Competition for personnel and academic collaborations is intense. We are highly dependent on our current management and key scientific and technical personnel, including Daniel G. Welch, our Chief Executive Officer and President, as well as the other principal members of our management. None of our employees, including members of our management team, has a long-term employment contract, and any of our employees can leave at any time. In addition, we do not have any key employee insurance. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. In addition, we may need to hire additional personnel and develop additional academic collaborations as we continue to expand our research and development activities. In the last 12 months, we have experienced significant changes in our management team, as a result of the evolving nature of our business. In this regard, on August 17, 2004, we announced the resignation of Sharon Surrey-Barbari, Chief Financial Officer and Senior Vice President of Finance and Administration and the appointment of Bennet L. Weintraub as our Interim Chief Financial Officer. These changes may make it more difficult to attract and retain key personnel. We do not know if we will be able to attract, retain or motivate personnel or cultivate academic collaborations. Our inability to hire, retain or motivate qualified personnel or cultivate academic collaborations would harm our business and hinder the planned expansion of our business.

Risks Related to our Common Stock

  We may fail to meet our publicly announced revenue and/or expense projections and/or other financial guidance, which would cause our stock to decline in value.

        There are a number of reasons why we might fail to meet our revenue and/or expense projections and/or other financial guidance, including, but not limited to, the following:

  •
  if only a subset of or no affected patients respond to therapy with any of our products or product candidates;

  •
  the actual dose or efficacy of the product for a particular condition may be different than currently anticipated;

  •
  negative publicity about the results of our clinical studies may reduce demand for our products and product candidates;

  •
  the treatment regimen may be different in duration than currently anticipated;

  •
  treatment may be sporadic;

  •
  we may not be able to sell a product at the price we expect;

  •
  we may not be able to accurately calculate the number of patients using the product;

  •
  we may not be able to supply enough product to meet demand;

  •
  there may be current and future competitive products that have greater acceptance in the market than our products do;

  •
  we may decide to divest a product;

  •
  our development activities may proceed faster than planned;

  •
  we may decide to change our marketing and educational programs;

  •
  clinical trial participation may reduce product sales; or

  •
  physicians' prescriptions or patient referrals for Actimmune may decline.

        If we fail to meet our revenue and/or expense projections and/or other financial guidance for any reason, our stock could decline in value. In this regard, as a result of changing market dynamics for Actimmune, on April 29, 2004 we removed our Actimmune and total revenue guidance for the year ending December 31, 2004 that was provided on January 29, 2004. Our stock price decreased by $3.30, or 18%, to $14.71 by the close of business on April 30, 2004, the day after we removed this guidance. The changes in market dynamics relate to new rates of patient referrals and average duration of therapy. During the first six months of 2004, the patient referral rate that we observed was significantly lower than we expected, and our Actimmune revenues declined from $71.0 million for the six months ended June 30, 2003 to $64.3 million for the six months ended June 30, 2004. However, we observed an increase in the average duration of therapy that was significantly greater than expected. For a description of factors that may have affected our patient referral rate during the first six months of 2004, please see the risk factor titled, "If physicians do not prescribe Actimmune or prescribe it less often for the treatment of IPF, our revenues will decline" above.

  Our stock price may be volatile, and an investment in our stock could decline in value.

        The trading price of our common stock has been and is likely to continue to be extremely volatile. During the twelve-month period ended September 30, 2004, the closing price of our common stock on the Nasdaq National Market ranged from $9.74 to $24.55. As a result of this volatility, investors may be unable to resell their shares of our common stock received upon conversion of the notes offered under this prospectus at or above the conversion price. Our stock price could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the following:

  •
  our failure to meet our publicly announced revenue and/or expense projections and/or other financial guidance;

  •
  adverse results or delays in clinical trials;

  •
  actual or anticipated variations in quarterly operating results;

  •
  announcements of technological innovations;

  •
  our failure to commercialize additional FDA approved products;

  •
  our decision not to initiate a planned clinical trial;

  •
  new products or services offered by us or our competitors;

  •
  changes in financial estimates by securities analysts;

  •
  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

  •
  issuances of debt or equity securities; or

  •
  other events or factors, many of which are beyond our control.

        In addition, the stock market in general, and the NASDAQ National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. Periods of volatility in the market price of a company's securities frequently results in securities class action and shareholder derivative litigation against that company. This type of litigation can result in substantial costs and a diversion of management's attention and resources, as discussed in more detail above. We have recently had several lawsuits filed against us, as discussed under the risk factor titled, "We face certain litigation risks that could harm our business."

  If our officers, directors and certain stockholders choose to act together, they may be able to significantly influence our management and operations, acting in their own best interests and not necessarily those of other stockholders.

        At March 31, 2004, our directors, executive officers and greater than 5% stockholders and their affiliates beneficially owned approximately 63% of our issued and outstanding common stock. Accordingly, they collectively may have the ability to significantly influence the election of all of our directors and to significantly influence the outcome of corporate actions requiring stockholder approval, such as mergers or a financing in which we sell more than 20% of our voting stock at a discount to market price. They may exercise this ability in a manner that advances their own best interests and not necessarily those of other stockholders. This concentration of ownership could also depress our stock price.

  Substantial sales of shares may negatively impact the market price of our common stock.

        If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or conversion of our outstanding convertible notes, including the notes offered under this prospectus, the market price of our common stock may decline. In addition, the existence of our outstanding convertible notes may encourage short selling by market participants. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then-prevailing market price of our common stock.

        We have filed registration statements covering the approximately 7,965,015 shares of common stock that are either issuable upon the exercise of outstanding options or reserved for future issuance pursuant to our stock plans as of September 30, 2004. We have also filed a shelf registration statement covering the resale of the notes offered under this prospectus and the 7,858,811 shares of common stock issuable upon conversion of the offered notes. In addition, some of the holders of common stock that are parties to our amended and restated investor rights agreement are entitled to registration rights with respect to approximately 3.9 million shares of our common stock as of September 30, 2004.

  We have implemented anti-takeover provisions, which could discourage, prevent or delay a takeover, even if the acquisition would be beneficial to our stockholders, or frustrate or prevent any attempts by our stockholders to replace or remove our current management or Board of Directors.

        The existence of our stockholder rights plan and provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions:

  •
  establish a classified board of directors so that not all members of our board may be elected at one time;

  •
  authorize the issuance of up to 5,000,000 shares of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and hinder a takeover attempt;

  •
  limit who may call a special meeting of stockholders;

  •
  prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

  •
  establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

        In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

Risks Related to the Offered Notes

  Conversion of the notes being offered under this prospectus will dilute the ownership interest of existing stockholders and could adversely affect the market price of our common stock.

        The conversion of some or all of the notes being offered under this prospectus will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of these notes may encourage short selling by market participants.

  Our indebtedness and debt service obligations may adversely affect our cash flow.

        As of June 30, 2004, our annual debt service obligations on our outstanding convertible notes was approximately $0.4 million per year in interest payments. As of June 30, 2004, we had purchased an aggregate of $52.5 million in principal amount of our 5.75% convertible subordinated notes due 2006. During the third quarter of this year, we repurchased the remaining $97.0 million of our outstanding 5.75% convertible subordinated notes due 2006 with the proceeds we received upon the initial sale by us of the notes being offered for resale under this prospectus. We intend to fulfill our current debt service obligations, including repayment of the principal, both from cash generated by our operations and from our existing cash and investments. If we are unable to generate sufficient cash to meet these obligations and need to use existing cash or liquidate investments in order to fund our current debt service obligations, including repayment of the principal, we may have to delay or curtail research and development programs.

        We may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit. If we issue other debt securities in the future, our debt service obligations will increase further.

        Our indebtedness could have significant additional negative consequences, including, but not limited to,

  •
  requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our ability to obtain additional financing;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  •
  placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

  We may not have the ability to raise the funds necessary to finance any required redemptions of our outstanding convertible notes, which might constitute a default by us.

        If a designated event, such as the termination of trading of our common stock on the Nasdaq National Market or a specified change of control transaction, occurs prior to maturity, we may be required to redeem all or part of the notes being offered under this prospectus. We may not have enough funds to pay the redemption price for all tendered notes. Although the indenture governing the 0.25% convertible senior notes due 2011 allows us in certain circumstances to pay the applicable redemption prices in shares of our common stock, if a designated event were to occur, we may not have sufficient funds to pay the redemption prices for all the notes tendered. We have not established a sinking fund for payment of our outstanding notes, nor do we anticipate doing so. In addition, any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of our outstanding notes under certain circumstances, or expressly prohibit our redemption of our outstanding notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from purchasing or redeeming our outstanding notes, we could seek the consent of our lenders to redeem our outstanding notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase or redeem our outstanding notes, including the offered notes. Our failure to redeem tendered notes would constitute an event of default under the indenture for the notes, which might constitute a default under the terms of our other indebtedness. As a result, we may not be able to fulfill our obligations under the offered notes and you could lose all or part of your investment. For a more detailed description of what constitutes a "designated event," please see "Description of Notes—Redemption at Option of the Holder."

  No public market exists for the notes being offered under this prospectus and the resale of these notes is subject to uncertainties regarding the existence of any trading market for the notes.

        The notes being offered under this prospectus are a new issue of securities for which there is currently no public market. We do not intend to list these notes on any national securities exchange or automated quotation system and we cannot assure you that an active or sustained trading market for these notes will develop or that the holders will be able to sell their notes. The initial purchasers of the offered notes have informed us that they intend to make a market in these notes, but are not obligated to do so, and the initial purchasers may cease their market-making at any time.

        Moreover, even if the holders are able to sell their notes, we cannot assure you as to the price at which any sales will be made. Future trading prices of these notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for these notes will be subject to disruptions which may have a negative effect on the holders of these notes, regardless of our prospects or financial performance.

        The designated event redemption rights under the offered notes could discourage a potential acquirer. However, this designated event redemption feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to redeem these notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

  The trading price for the offered notes will be directly affected by the trading price of our common stock, which is impossible to predict.

        The price of our common stock could be affected by possible sales of our common stock by investors who view the offered notes as a more attractive means of equity participation in our company, and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

  The offered notes are effectively subordinated to any secured debt we may incur in the future.

        The notes offered under this prospectus are not secured by any of our assets. As a result, the offered notes will be effectively subordinated to any secured debt we may incur in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the offered notes. At June 30, 2004, we had no secured debt outstanding.

  The offered notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

        We are not restricted under the terms of the notes offered under this prospectus from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the offered notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the offered notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing subordinated indebtedness or common stock by the terms of the offered notes. For example, during the third quarter of this year, we completed the repurchase of all $149.5 million in principal amount of our 5.75% convertible subordinated notes due 2006 with the proceeds of the offered notes. In connection with the repurchase of our outstanding 5.75% convertible subordinated notes due 2006, we recorded premiums totaling $5.0 million recognized as a loss on the early extinguishment of debt and recognized non-cash charges totaling $2.1 million on unamortized deferred issuance costs associated with the extinguished debt.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the computation of our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,	Fiscal Years Ended December 31,
	2004	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)
For the six months ended June 30, 2004, and the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999, our earnings were insufficient to cover fixed charges by $24.8 million, $97.0 million, $144.3 million, $118.2 million, $24.2 million and $7.0 million, respectively.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. See "Selling Securityholders" on page 62. We did, however, receive net proceeds of approximately $164.4 million in connection with our sale of an aggregate principal amount of $170.0 million of notes to the initial purchasers. We used $157.6 million of the proceeds we received upon the initial sale by us of the notes being offered for resale under this prospectus to purchase all $149.5 million in principal amount of our outstanding 5.75% convertible subordinated notes due 2006. This $157.6 million purchase amount included $3.2 million for the accrued interest on the notes and a premium of $5.0 million recognized as a loss on the early extinguishment of debt. We intend to use the remaining net proceeds from the offering for clinical development, commercialization of our existing products, working capital, in-licensing or acquisition of preclinical and development stage programs and FDA-approved products, investment in applied research and general corporate purposes. We have not determined the amount we plan to spend for each of these alternative purposes or the timing of such expenditures and allocation of the remaining net proceeds for any of these alternative purposes will be subject to the discretion of our management. Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain information regarding our financial projections, plans and strategies that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks and uncertainty. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" or similar words. These forward-looking statements may also use different phrases.

        We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include, among other things, statements which address our strategy and operating performance, and events or developments that we expect or anticipate will occur in the future, such as statements in the discussions about:

  •
  product and product candidate development;

  •
  governmental regulation and approval;

  •
  sufficiency of our cash resources;

  •
  future revenues, including those from product sales and collaborations, and future expenses;

  •
  pending securities and shareholder derivative class action litigation;

  •
  our research and development expenses and other expenses; and

  •
  our operational and legal risks.

        We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or which we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including the following:

  •
  regulatory, supply and competitive factors;

  •
  general economic conditions;

  •
  the uncertain, lengthy and expensive clinical development and regulatory process;

  •
  whether we will be able to obtain, maintain and enforce patent and other intellectual property rights;

  •
  changes in budget constraints;

  •
  reimbursement risks associated with third-party payors;

  •
  patient enrollment and retention in clinical trials;

  •
  changes in industry practices; and

  •
  one-time events.

        You should also consider carefully the statements under "Risk Factors" in this prospectus, which address additional factors that could cause our results to differ from those set forth in the forward-looking statements. Discussions containing forward-looking statements may be found, among other places, in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which sections are incorporated by reference from our most recent Annual Report on

Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as well as any amendments to those documents reflected in subsequent filings with the SEC.

        Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and the documents that are included or incorporated by reference in this prospectus. Because the risk factors referred to above, as well as the other information incorporated by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-888-SEC-0330 for more information about the operation of the public reference room. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, including InterMune. The Securities and Exchange Commission's Internet site can be found at http://www.sec.gov.

        Our common stock is quoted on the NASDAQ National Market under the symbol "ITMN," and our Securities and Exchange Commission filings can also be read at the following address: NASDAQ Operations, 1735 K Street, N.W. Washington, D.C. 20006.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus but before the end of any offering made under this prospectus. The Securities and Exchange Commission file number for the documents incorporated by reference in this prospectus is 0-29801. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 12, 2004, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on May 14, 2004, and Amendment No. 2 on Form 10-K/A, filed with the SEC on September 9, 2004.

  •
  The information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2003 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 19, 2004.

  •
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 10, 2004, as amended by Amendment No. 1 on Form 10-Q/A, filed with the SEC on September 7, 2004.

  •
  Our quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 9, 2004, as amended by Amendment No. 1 on Form 10-Q/A filed with the SEC on August 11, 2004.

  •
  Our current report on Form 8-K filed with the SEC on February 11, 2004.

  •
  Our current report on Form 8-K filed with the SEC on February 11, 2004.

  •
  Our current report on Form 8-K filed with the SEC on April 29, 2004 (other than the information under Item 12 of the current report and Exhibit 99.2 of the current report).

  •
  Our current report on Form 8-K filed with the SEC on August 18, 2004.

  •
  Our current report on Form 8-K filed with the SEC on September 3, 2004.

  •
  The description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 8-A, filed with the SEC on March 6, 2000, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, CA 94005
Attention: Investor Relations
(415) 466-2200

        WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE THEREIN. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

        THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY NOTES OR SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

DESCRIPTION OF NOTES

        We issued the notes under a document called the "indenture," which was dated as of February 17, 2004. The indenture is a contract between us and The Bank of New York, who is serving as trustee. The notes and the shares issuable upon conversion of the notes are covered by a registration rights agreement. You may obtain a copy of the indenture and the registration rights agreement free of charge by contacting us at the following address or telephone number:

InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, CA 94005
Attention: Investor Relations
(415) 466-2200

        The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it and not this description defines your rights as a holder of notes.

        As used in this "Description of Notes" section, references to "InterMune," "we," "our" or "us" refer solely to InterMune, Inc. and not to our subsidiaries, unless the context otherwise requires.

General

        The notes are senior unsecured obligations of InterMune and rank equally in right of payment with all of our existing and future senior debt and rank senior in right of payment to all of our existing and future subordinated debt. In addition, the notes are effectively subordinated to any existing and future secured debt to the extent of the value of the collateral securing such debt. As of the date of this prospectus, we have no secured debt, no subordinated debt and no other senior obligations, except for accrued liabilities and trade payables. The notes are convertible into common stock as described under "—Conversion of Notes."

        The notes are limited to $170,000,000 aggregate principal amount. We initially issued the notes only in denominations of $1,000 and multiples of $1,000. The notes will mature on March 1, 2011 unless earlier converted or redeemed. We may, without the consent of the holders, issue additional notes under the indenture with the same terms, including interest rate, and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax purposes. We would be required to register any additional notes and the common stock issuable upon conversion of those notes for resale. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

        Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

        You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of InterMune except to the extent described below under "—Redemption at Option of the Holder."

        The notes bear interest at a rate of .25% per annum. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from February 17, 2004 or from the most recent date to which interest has been paid or duly provided for. We will pay interest on March 1 and September 1 of each year, beginning September 1, 2004, to record holders at the close of business on the preceding February 15 and August 15, as the case may be, except interest payable upon redemption upon a designated event will be paid to the person to whom principal is payable. Payment of cash interest on the notes will include interest accrued through the day before the applicable interest payment date or redemption date, as the case may be.

        We maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal and premium, if any, on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds.

        However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Conversion of Notes

        You may convert any of your notes, in whole or in part, into common stock prior to the close of business on the final maturity date of the notes, subject to prior redemption of the notes.

        The number of shares of common stock you will receive upon conversion of your notes will be determined by multiplying the number of $1,000 principal amount notes you convert by the conversion rate on the date of conversion. The initial conversion rate for the notes is 46.2283 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below, which represents an initial conversion price of approximately $21.63 per share. You may convert your notes in part so long as such part is $1,000 principal amount or a multiple of $1,000.

        If you have submitted your notes for redemption upon a designated event, you may convert your notes only if you withdraw your redemption notice. Upon conversion of notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates or we elect to make all or a portion of such conversion by cash payment). We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible or a combination of cash and common stock as we may elect, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made if (1) we have specified a redemption date following a designated event that is after a record date but on or prior to the next succeeding interest payment date or (2) to the extent of any overdue interest at the time of conversion with respect to such note.

        To convert your note into common stock you must:

  •
  complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture. If you hold a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with DTC's procedures for converting a beneficial interest in a global note.

        We will adjust the conversion rate if any of the following events occurs:

  (1)
  we issue common stock as a dividend or distribution on our common stock;

  (2)
  we issue to all holders of common stock certain rights or warrants to purchase our common stock;

  (3)
  we subdivide or combine our common stock;

  (4)
  we distribute to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding:

  •
  rights or warrants specified above; and

  •
  dividends or distributions specified above.

        If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the NASDAQ National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

        If we distribute cash, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (a) the numerator of which shall be the current market price of a share of our common stock on the record date, and (b) the denominator of which shall be the current market price of a share on the record date less the amount of the distribution per share. "Current market price" shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the "ex" date with respect to the distribution requiring such computation. For purpose of this paragraph, the term "ex" date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

  (5)
  we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        To the extent that our shareholder rights agreement dated July 17, 2001 or future rights plan adopted by us is in effect at the time of any conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under such rights plan, unless prior to any conversion the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of such separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        We will not make any adjustment to the conversion price to the extent the holders of the notes may participate in any of the transactions described above.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets.

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

        We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Material United States Federal Income Tax Consequences."

        You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations resulting in a conversion rate adjustment. See "Material United States Federal Income Tax Consequences."

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Payment Upon Conversion

        Upon conversion, we may choose to deliver either cash in lieu of shares of our common stock, shares of our common stock or a combination of cash and shares of our common stock, as described below. Notwithstanding the foregoing, if we do not have a sufficient number of authorized shares of common stock necessary to deliver shares of common stock upon the receipt of any notice of conversion, we will effectively be required to deliver cash in lieu of at least that number of shares of common stock due on conversion that is in excess of the number of authorized shares of common stock available for delivery upon such conversion. We may, at any time, upon notice to the holders of the notes, permanently remove our option to deliver cash or a combination of cash and shares of our common stock, provided that we have a sufficient number of shares of our common stock reserved, and provided further that such termination shall not apply to any notes which have already been tendered for conversion.

Conversion On or Prior to the Final Notice Date

        In the event that we receive your notice of conversion on or prior to the day that is five days prior to maturity (the final notice date), and we choose to satisfy our obligation upon conversion (the conversion obligation) by cash settlement or combined settlement, we will notify the holder electing to convert through the trustee of the dollar amount to be satisfied in cash at any time on or before the date that is two business days following receipt of the holder's notice of conversion (cash settlement notice period). Share settlement will automatically apply if we do not notify you that we have chosen another settlement method.

        If we timely elect cash settlement or combined settlement, the holder may retract the conversion notice at any time during the two business days after notice that we intend to satisfy all or part of the conversion price in cash (the conversion retraction period). No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of our common stock (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then cash settlement or combined settlement will occur on the business day following the final trading day of the five trading-day period beginning on the first trading day after the final day of the conversion retraction period (the cash settlement averaging period); provided, however, that the conversion shall be deemed to have occurred as described above under "Conversion of Notes." To the extent we settle in shares, note holders will bear the market risk that our common stock will decline in value between the notice of conversion and the settlement date. In addition, if we elect a combined settlement or cash settlement, because the cash settlement amount is calculated on the basis of the average sale price of our shares during the cash settlement averaging period, note holders may not receive an amount of cash on a per converted share basis equal to the sale price of our shares of common stock on the settlement date. Settlement amounts will be computed as follows:

  •
  If we elect to satisfy the conversion obligation in shares of common stock, we will deliver to the electing holder a number of shares of common stock equal to (1) the aggregate principal amount of notes to be converted divided by 1,000, multiplied by (2) the conversion rate.

  •
  If we elect to satisfy the conversion obligation in cash, we will deliver to the electing holder cash in an amount equal to the product of:

  •
  a number equal to (1) the aggregate principal amount of notes to be converted divided by 1,000, multiplied by (2) the conversion rate, and

  •
  the average sale price of our shares of common stock during the cash settlement averaging period.

  •
  If we elect to satisfy a portion of the conversion obligation in cash (the partial cash amount) and a portion in share of our common stock, we will deliver to the electing holder such partial cash amount plus a number of shares equal to:

  •
  the cash settlement amount as set forth above minus such partial cash amount divided by

  •
  the average sale price of our shares of common stock during the cash settlement averaging period.

If a holder exercises its right to require us to redeem its notes as described under "Redemption at Option of the Holder," such holder may convert its notes as provided above only if it withdraws its redemption notice and converts its notes prior to the close of business on the business day immediately preceding the applicable redemption date.

Conversion After the Final Notice Date

        In the event that we receive your notice of conversion after the final notice date, and we choose to satisfy the conversion obligation by cash settlement or combined settlement, we will notify you through the trustee and will tell you what percentage of such settlement will be in the form of cash and what percentage, if any, will be in the form of shares of our common stock. Share settlement will apply automatically if we do not notify you that we have chosen another settlement method. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "Conversion On or Prior to the Final Notice Date." If we timely elect cash settlement or combined settlement, the holder may retract the conversion notice at any time during the conversion retraction period. No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of our common stock (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, settlement will occur on the business day following the final day of such cash settlement averaging period.

Optional Redemption by InterMune

        We may not redeem the notes at our option in whole or in part prior to maturity.

Redemption at Option of the Holder

        If a designated event occurs at any time prior to the maturity of the notes, you may require us to redeem your notes, in whole or in part, on a redemption date that is 30 days after the date of our notice of the designated event. The notes will be redeemable in integral multiples of $1,000 principal amount.

        We will redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the redemption date.

        At our option, instead of paying the redemption price in cash, we may pay it in our common stock (or that of our parent, if applicable) or a combination of cash and our or our parent's common stock valued at 95% of the average of the closing sales prices of such common stock on the NASDAQ National Market (or such other national or regional exchange or market on which the securities are then listed or quoted) for the five consecutive trading days ending on the third trading day prior to the redemption date. We may only pay the redemption price in common stock if we satisfy certain conditions provided in the indenture, including:

  •
  registration of the common stock to be issued upon redemption under the Securities Act and the Exchange Act, if required;

  •
  qualification of the common stock to be issued upon redemption under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of the common stock on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

        If any condition is not satisfied, such as the condition that there be no restrictions on any transfer of the shares, the redemption price may be paid only in cash.

        We will mail to all record holders a notice of a designated event within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. This notice will state, among other things:

  •
  whether we will pay the redemption price of the notes in cash, shares of our common stock or, if applicable, our parent's common stock, or both cash and such common stock (in which case the relative percentages will be specified);

  •
  if we elect to pay all or a portion of the redemption price in shares of our common stock or, if applicable, our parent's common stock, the method by which we are required to calculate market price of the common stock; and

  •
  the procedures that holders must follow to require us to redeem their notes.

        If you elect to redeem your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our designated event notice, your redemption notice. We will promptly pay the redemption price or deliver shares of common stock for notes surrendered for redemption following the later of the redemption date and the time of book-entry transfer or delivery of the notes to be redeemed, duly endorsed for transfer. If the paying agent holds money or shares of common stock sufficient to pay the redemption price for any note on the business day following the redemption date, then, on and after such date, the notes will cease to be outstanding, interest will cease to accrue and all other rights of the holder will terminate, except the right to receive the redemption price or shares of common stock. This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

        You may withdraw any written redemption notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the redemption date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, that remains subject to the redemption notice.

        A "designated event" will be deemed to have occurred upon a fundamental change or a termination of trading.

        A "fundamental change" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our future subsidiaries or any of our employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

  •
  the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than any transaction:

  •
  that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

  •
  pursuant to which holders of our capital stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; and any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion, or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

        However, a fundamental change will be deemed not to have occurred if:

  •
  the closing sale price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point above, or the period of 10 consecutive trading days immediately before the change of control, in the case of a change of control under the second bullet point above, equals or exceeds 105% of the conversion price of the notes in effect on each such trading day; or

  •
  at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the NASDAQ National Market and as a result of the transaction or transactions, the notes become convertible solely into such common stock (and any rights attached thereto).

        The beneficial owner shall be determined in accordance with Rule 13d-3 of the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the NASDAQ National Market.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a designated event.

        These designated event redemption rights could discourage a potential acquirer. However, this designated event redemption feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to redeem the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        We may be unable to redeem the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the redemption price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of the notes under certain circumstances, or expressly prohibit our redemption of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders or others to redeem the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness or other agreements.

Redemption Upon Changes in Withholding Taxes

        We may redeem all, but not less than all, of the notes subject to the following conditions and limitations:

        (1)   If we, including as a result of a merger or sale of assets where the surviving person is organized outside of the United States (as described in "Merger and Sale of Assets by InterMune"), become obligated to pay additional amounts, as defined below in "Additional Amounts," on the next payment date with respect to the notes.

        (2)   The obligation to pay additional amounts cannot be avoided through our taking reasonable measures.

        (3)   We deliver to the trustee:

    •
    a certificate signed by two directors stating that the obligation to pay additional amounts cannot be avoided by our taking reasonable measures available to us; and

    •
    a written opinion of independent legal counsel of recognized good standing to the effect that we have or will become obligated to pay additional amounts.

        (4)   Following the delivery of the certificate and opinion described in paragraph 3 above, we provide notice of redemption not less than 30 days, but not more than 60 days, prior to the date of redemption. The notice of redemption cannot be given more than 60 days before the earliest date on which we would otherwise be required to pay additional amounts, and the obligation to pay additional amounts must still be in effect when the notice is given.

        Upon the fulfillment of each of (1) through (4) above, we may redeem the notes at a redemption price equal to the issue price plus accrued and unpaid interest and liquidated damages to, but excluding, the redemption date, plus any additional amounts (a "tax redemption").

        Notwithstanding the foregoing, if we have given notice of a tax redemption as described above, each holder of notes will have the right to elect that such holder's notes will not be subject to such tax redemption. If a holder elects not to be subject to a tax redemption, we will not be required to pay additional amounts with respect to payments made on that holder's notes following the redemption date fixed by us, and all subsequent payments made on that holder's notes following the redemption date will be subject to any tax required to be withheld or deducted. Holders must elect their option to avoid tax redemption by written notice to the trustee received by the trustee no later than the 15th day prior to the redemption date fixed by us.

Additional Amounts

        We will not deduct or withhold from payments made with respect to the notes on account of any current or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any taxing authority unless required by law. In the event that we are required to withhold or deduct on account of any taxes imposed or levied by or on behalf of any taxing authority other than the United States or any political subdivision or taxing authority thereof or therein from any payment (including a payment of stock or cash upon a conversion of the notes) made with respect to the notes, we will pay such additional amounts so that the net amount received by each holder of notes, including additional amounts, will equal the amount that such holder would have received if such taxes had not been required to be withheld or deducted. The amounts that we are required to pay to preserve the net amount receivable by the holders of notes are referred to as "additional amounts."

        Additional amounts will not be payable with respect to a payment made to a holder of notes to the extent:

        (1)   that any such taxes would not have been so imposed but for the existence of any current or former connection between such holder and the relevant taxing authority imposing such taxes, other than the mere receipt of such payment, acquisition, ownership or disposition of such notes or the exercise or enforcement of rights under such notes or the indenture;

        (2)   of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to such notes, except as otherwise provided in the indenture;

        (3)   that any such taxes would not have been imposed but for the presentation of such notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment is provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to additional amounts had the notes been presented for payment on any date during such 30-day period; or

        (4)   that such holder would not be liable or subject to such withholding or deduction of taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption, if:

  •
  the making of such declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant taxing authority as a precondition to an exemption from, or reduction in, the relevant taxes; and

  •
  at least 60 days prior to the first payment date with respect to which we shall apply this paragraph (4), we shall have notified all holders of the notes in writing that they shall be required to provide such declaration or claim.

        If we elect a tax redemption, as described above, holders who have elected that their notes will not be subject to such tax redemption will not be entitled to additional amounts with respect to payments made by us following the applicable redemption date.

        We will also:

  •
  withhold or deduct the taxes as required;

  •
  remit the full amount of taxes deducted or withheld to the relevant taxing authority in accordance with applicable laws;

  •
  use our reasonable best efforts to obtain from each relevant taxing authority imposing such taxes certified copies of tax receipts evidencing payment of any taxes deducted or withheld; and

  •
  upon request, make available to the holders of the notes, within 60 days after the date the payment of any taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us or, if notwithstanding efforts to obtain such receipts the same are not obtainable, other evidence of such payments.

        At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if we will be obligated to pay additional amounts with respect to such payment, we will deliver to the trustee an officer's certificate stating the fact that such additional amounts will also be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such additional amounts to holders of the notes on the payment date.

        The foregoing provisions will survive any termination or discharge of the indenture and will apply to any non-U.S. jurisdiction.

        In addition, we will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and additional amounts with respect thereto payable in connection with the conversion or redemption of the notes for stock or a combination of stock and cash that would not have been payable but for the fact that the stock is being issued by a non-U.S. entity.

        Whenever in the indenture, the notes or in this prospectus there is mentioned, in any context, the payment of principal, redemption price, or any other amount payable under or with respect to any notes, such mention shall be deemed to include the payment of additional amounts to the extent payable in the particular context.

Merger and Sale of Assets by InterMune

        The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws the United States, any state thereof or the District of Columbia or any other country. In the event that the surviving person is organized in any jurisdiction outside of the United States, and the holders of the notes are therefore subject to non-U.S. withholding taxes, we will gross up the holders of the notes to the extent of any such withholding taxes (subject to certain restrictions and limitations as set forth in the indenture);

  •
  the successor person assumes all of our obligations under the notes and the indenture;

  •
  after giving effect to such transaction, there is no event of default, and no event that, after notice or passage of time or both, would become an event of default; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

        The following will be events of default under the indenture:

  •
  we fail to pay principal or premium, if any, when due at maturity, upon redemption or otherwise on the notes;

  •
  we fail to pay any interest, including liquidated damages, if any, on the notes, when due and such failure continues for a period of 30 days;

  •
  we fail to convert the notes upon exercise of a holder's conversion right;

  •
  we fail to provide notice of the occurrence of a designated event of which we are aware on a timely basis;

  •
  we fail to perform or observe any of the covenants in the indenture for 60 days after notice by the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

  •
  certain events involving our bankruptcy, insolvency or reorganization; or

  •
  default in the payment of principal when due at stated maturity of other indebtedness or acceleration of such other indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such acceleration has not been rescinded or annulled within a period of 60 days after written notice as provided in the indenture.

        The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

        Payments of principal, premium, if any, or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

        The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest on the notes, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes;

  •
  the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

  •
  the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

        The consent of the holders of a majority in principal amount of the outstanding notes is generally required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

  •
  extend the fixed maturity of any note;

  •
  reduce the rate or extend the time for payment of interest, including liquidated damages, if any, on any note;

  •
  reduce the principal amount or premium of any note;

  •
  reduce any amount payable upon redemption of any note;

  •
  adversely change our obligation to redeem any note upon a designated event;

  •
  impair the right of a holder to institute suit for payment on any note;

  •
  change the currency in which any note is payable;

  •
  impair the right of a holder to convert any note or reduce the number of shares or the amount of any other property receivable upon conversion;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

  •
  reduce the percentage of notes required for consent to any modification of the indenture.

In addition, we are permitted to modify certain provisions of the indenture without the consent of the holders of the notes to:

  •
  provide for conversion and redemption rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale or conveyance of all or substantially all of our assets occurs;

  •
  convey, transfer, assign, mortgage or pledge to the Trustee as security for the Notes, any property or assets;

  •
  provide for, and evidence, the assumption of our obligations to the holders of notes in the case of a merger, consolidation, or sale, conveyance, transfer or lease of our assets and property substantially as an entirety;

  •
  add to our covenants for the benefit of the holders of notes;

  •
  provide for the issuance under the indenture of notes in coupon form (including notes registrable as to principal only) and to provide for exchangeability of such notes with the notes issued under the indenture in fully registered form;

  •
  to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture that may be defective or inconsistent with any other provision, or to change, eliminate or add any new provisions in regard to matters or questions arising under the indenture that do not materially and adversely affect the interests of the note holders;

  •
  to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes; or

  •
  to modify, eliminate or add to the provisions of the indenture to the extent necessary to effect the qualifications of the indenture under the Trust Indenture Act of 1939, or any similar federal statutes enacted after the date of the indenture.

Form, Denomination and Registration

        We issued the notes:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and integral multiples of $1,000.

  Global Note, Book-Entry Form

        The notes are evidenced by one or more global notes that we deposited with DTC. DTC is the depository for the global notes which are registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

        Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

        We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We have been informed that DTC's practice is to credit participants' accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

        Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

Registration Rights of the Note Holders

        When we issued the notes, we entered into a registration rights agreement and agreed to file the shelf registration statement of which this prospectus is a part. We will use commercially reasonable efforts to cause the shelf registration statement to become effective by September 13, 2004. We will use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier to occur of:

  •
  the date all of the registrable securities have been sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force; or

  •
  the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act, or any successor provision.

        When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

  •
  the effective registration under the Securities Act and the resale of the registrable securities in accordance with the registration statement;

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act;

  •
  the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act; and

  •
  the date the registrable securities cease to be outstanding (whether as a result of redemption, repurchase or otherwise).

        We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events by giving notice to the holders at the most current address given in the notice and questionnaires the holders are required to complete to be named as selling securityholders in this prospectus. Any suspension period shall not:

  •
  exceed 30 days in any three-month period; or

  •
  an aggregate of 90 days for all periods in any 12-month period.

        Notwithstanding the foregoing, we may suspend the use of the prospectus for up to 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

        We will pay predetermined liquidated damages on any interest payment date if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. Such liquidated damages will accrue at a rate per year equal to:

  •
  .25% of the principal amount of a note to and including the 90th day following such registration default; and

  •
  .50% of the principal amount of a note from and after the 91st day following such registration default.

        If a holder has converted some or all of its notes into shares of our common stock, and if those shares of common stock continue to be registrable securities, the holder will be entitled to receive equivalent amounts of liquidated damages based on the conversion price in effect during the period of default.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

  •
  be named as a selling stockholder in the related prospectus;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all expenses of the shelf registration statement;

  •
  provide each registered holder copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

        In order to be named as a selling stockholder in the prospectus at the time of effectiveness of the shelf registration statement, you must sign, complete and deliver a notice and questionnaire to us on or prior to the tenth business day before the effectiveness of the registration statement. Upon receipt of a completed notice and questionnaire after that time, together with any other information we may reasonably request following the effectiveness, we will use reasonable best efforts to file, within 15 business days, any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit you to deliver your prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus. We will pay the predetermined liquidated damages described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 60 days of the filing. If you do not complete and deliver a notice and questionnaire or provide the other information we may request, you will not be named as a selling stockholder in the prospectus and will not be permitted to sell your registrable securities pursuant to the shelf registration statement. This summary of registration rights agreement discusses the material provisions of the registration rights agreement.

        This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Information Concerning the Trustee

        We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

        The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

Governing Law

        The notes and the indenture are governed by and construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        This section describes the material U.S. federal income tax consequences relating to the ownership and disposition of the offered notes and of common stock into which the offered notes may be converted. This description does not provide a complete analysis of all potential tax consequences. The information provided below is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These authorities may change, possibly on a retroactive basis, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of owning or disposing of notes or common stock could differ from those described below. We do not intend to obtain a ruling from the IRS with respect to the tax consequences of acquiring or holding the notes or common stock.

        For purposes of this description, a "U.S. Holder" is a holder of the notes or common stock into which the notes have been converted who is for U.S. federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust, if such trust validly elects to be treated as a United States person for United States federal income tax purposes, or if (a) a court within the United States can exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of the substantial decisions of such trust. For purposes of this description, a "Non-U.S. Holder" is a holder, other than a partnership, of notes or common stock into which notes have been converted that is not a U.S. Holder.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes or common stock into which the notes may be converted that is a partnership and the partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

        This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax laws, such as financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, pension funds, tax-exempt organizations, persons who hold notes or common stock through a partnership or other pass through entity, brokers, dealers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, persons holding notes or common stock as part of a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes, U.S. Holders that have a "functional currency" other than the United States dollar, and certain United States expatriates.

        This description also does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax consequences (e.g., estate or gift tax) other than United States federal income tax consequences, that may be applicable to particular holders, except to the extent described below. Further, this description assumes that the notes or common stock are held as "capital assets" (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code.

        Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

U.S. Holders

Taxation of Interest

        U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting.

        If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a U.S. Holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange or retirement of the note before the resolution of the contingencies. If, upon a designated event, an investor requires us to repurchase some or all of the investor's notes and we elect to pay the repurchase price in shares of our common stock, the value of the stock could exceed the sum of the principal amount of the notes and accrued and unpaid interest. However, we do not believe that this would cause the notes to be treated as contingent debt instruments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments. Unless otherwise noted, this discussion assumes that the notes are not subject to the contingent debt instrument rules.

Market Discount

        The market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds the U.S. Holder's adjusted tax basis in the note. Subject to a limited exception, generally a U.S. Holder who acquires a note at a market discount is required to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless the U.S. Holder elects to include accrued market discount in income over the life of the note. This election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. If an election is made, it will apply only to the note with respect to which it is made, and may not be revoked. A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. If a U.S. Holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock.

Amortizable premium

        A U.S. Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Conversion or Redemption Solely for Cash, Sale or Exchange

        A U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a note in a sale or exchange, including a conversion or redemption of the note solely for cash, but excluding a conversion or redemption of the note into common stock, or common stock and cash (discussed below). The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the note. The U.S. Holder's adjusted tax basis in the note will generally equal the amount the U.S. Holder paid for the note, increased by the amount of any market discount previously taken into account by the U.S. Holder and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the note. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note, except that the portion of any proceeds attributable to accrued interest will not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the U.S. Holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Conversion or Redemption of the Notes Solely Into Our Common Stock

        A U.S. Holder who converts his note solely into our common stock (other than cash in lieu of a fractional share) generally will not recognize any income, gain or loss. The U.S. Holder will recognize gain, however, with respect to cash received in lieu of a fractional share, and the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above). The U.S. Holder's aggregate basis in the common stock (including any fractional share for which cash is paid but excluding stock received with respect to accrued interest) will equal his adjusted basis in the note. The U.S. Holder's holding period for the stock received will include the period during which he held the note, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.

        If, upon a designated event, a U.S. Holder requires us to repurchase some or all of the U.S. Holder's notes and we elect to pay the repurchase price solely in shares of our common stock (other than cash in lieu of a fractional share), the redemption would likely qualify as a recapitalization for U.S. federal income tax purposes if the notes qualify as "securities" for those purposes. Whether the notes qualify as "securities" is not free from doubt. If the redemption qualifies as a recapitalization, a U.S. Holder would not recognize any income, gain or loss on the U.S. Holder's receipt of our common stock in exchange for notes (except to the extent the stock received is attributable to accrued interest). If the U.S. Holder receives cash in lieu of fractional shares of stock, however, the U.S. Holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The U.S. Holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The U.S. Holder's aggregate basis in the common stock (including any fractional share for which cash is paid but excluding stock received with respect to accrued interest) would equal his adjusted basis in the note. The U.S. Holder's holding period for the stock received would include the period during which he held the note, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of redemption.

Conversion or Redemption of the Notes Into Our Common Stock and Cash

        If we deliver a combination of our common stock and cash upon a U.S. Holder's conversion of a note or a repurchase of a note upon a designated event, assuming that the notes are securities for U.S. federal income tax purposes, a U.S. Holder will generally not recognize loss, but will generally recognize gain, if any, on a note so converted or redeemed in an amount equal to the lesser of the amount of (i) gain realized (i.e., the excess, if any, of the fair market value of the common stock received upon conversion or redemption plus cash received, except for the fair market value of the common stock and cash received with respect to accrued interest, which will be taxed as a payment of interest, over the adjusted tax basis in the note tendered therefor) or (ii) cash received (except for cash received with respect to accrued interest, and possibly with respect to cash received in lieu of a fractional share, which may be treated in the manner discussed above). Such gain will generally be capital gain, and will be long-term capital gain if the U.S. Holder's holding period in respect of such note is more than one year. The U.S. Holder's aggregate basis in the common stock received will equal his adjusted basis in the note, decreased by the cash received and increased by the amount of gain recognized and the amount of income recognized with respect to accrued interest. The U.S. Holder's holding period for the stock will include the period during which he held the note, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion or redemption.

Redemption of the Notes Into Parent Stock or Parent Stock and Cash

        In the event that a designated event occurs and we are required to redeem a U.S. Holder's note, at our option we may pay the redemption price by issuing common stock of our parent, if we have a parent company at such time, or a combination of parent common stock and cash (see "Description of Notes—Redemption at Option of Holder"). If we were to pay the redemption price by issuing parent common stock, or a combination of parent common stock and cash, such redemption would not qualify as a recapitalization for U.S. federal income tax purposes, and a U.S. Holder would generally recognize gain or loss equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the note. The U.S. Holder's adjusted tax basis in the note would generally equal the amount the U.S. Holder paid for the note, increased by the amount of any market discount previously taken into account by the U.S. Holder and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the note. The amount realized by the U.S. Holder would include the amount of any cash and the fair market value of any shares of parent common stock received for the note, except that the portion of any proceeds attributable to accrued interest would not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion would be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on receipt of parent common stock (or a combination of parent common stock and cash) would be long-term capital gain or loss if the U.S. Holder held the note for more than one year. The basis of any parent common stock received would generally equal its fair market value on the date of redemption. The holding period for any parent common stock received would generally commence on the day after the date of redemption.

Dividends and Constructive Dividends

        If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the U.S. Holder's stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it generally would be able to claim a deduction equal to a portion of any dividends received, subject to customary conditions and limitations. Under recently enacted legislation, dividends received by noncorporate holders may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. Holders should consult their own tax advisors regarding the implications of this new legislation in their particular circumstances.

        The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows U.S. Holders of notes to receive more shares of common stock on conversion may increase those note holders' proportionate interests in our earnings and profits or assets. In that case, those note holders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to those note holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result to U.S. Holders of notes, for example, if the conversion price were adjusted to compensate note holders for taxable distributions of cash or property to our shareholders. Not all changes in conversion price that allow note holders to receive more stock on conversion, however, increase the note holders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the note holders' interests upon a stock split or other change in capital structure. Changes of this type, if made under a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. On the other hand, if an event occurs that dilutes the note holders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to the shareholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property.

Sale of Common Stock

        A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock.

        Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Merger by InterMune into Non-U.S. Person

        In the event that we merge with a person organized under the laws of a jurisdiction other than the U.S. and we are not the surviving person, U.S. Holders may become subject to non-U.S. withholding taxes. If so, we may redeem the notes under certain circumstances (referred to as a "tax redemption"). If we choose not to redeem the notes, U.S. Holders will be grossed-up to the extent of any non-U.S. withholding taxes, subject to certain restrictions and limitations. If we choose to redeem the notes, and a U.S. Holder elects not to be subject to the tax redemption, that holder will not be grossed-up for any non-U.S. withholding taxes. See "Description of Notes—Merger and Sale of Assets by InterMune."

Backup Withholding and Information Reporting

        The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or if the recipient has been notified by the IRS that he has failed to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations.

        Payments of interest or dividends to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and generally will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number.

        Payments made to U.S. Holders by a broker upon a sale of notes or common stock generally will be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        Any amounts withheld from a payment to a U.S. Holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. Holder.

Deductibility of Interest for the Company

        Under Section 163(l) of the Internal Revenue Code, no deduction is permitted for interest paid or accrued on any indebtedness of a corporation that is "payable in equity" of the issuer or a related party. Debt is treated as debt payable in equity of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the equity. Such arrangements could include debt instruments that are convertible at the holder's option if it is substantially certain that the option will be exercised. The legislative history indicates that it is not expected that this provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance. Accordingly, we do not believe that our interest deduction with respect to interest payments on the notes will be adversely affected by these rules.

Non U.S. Holders

        In general, subject to the discussion below concerning backup withholding:

          (a)   Payments of principal or interest on the notes by us or our paying agent to a beneficial owner of a note that is a Non-U.S. Holder will not be subject to U.S. federal income tax or U.S. withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" within the meaning of Section 957(a) of the Internal Revenue Code with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Internal Revenue Code, and (iii) the certification requirements under Section 871(h) or Section 881(c) of the Internal Revenue Code and Treasury Regulations thereunder (discussed below) are satisfied;

          (b)   A Non-U.S. Holder of a note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such note or common stock unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the

  U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, or (iii) we are or have been, at any time within the shorter of the five year period preceding such sale or other disposition or the period such Non-U.S. Holder held the common stock or notes, a U.S. real property holding corporation (USRPHC) within the meaning of Section 897(c)(2) of the Internal Revenue Code for U.S. federal income tax purposes. We do not believe that we are currently a USRPHC or that we will become one in the future;

          (c)   A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note solely into common stock. See (b) above regarding the taxation of cash received, including cash received in lieu of a fractional share of common stock, upon the conversion of a note; and

          (d)   Interest on the notes not excluded from U.S. federal income tax or U.S. withholding tax as described in (a) above, dividends on common stock after conversion and constructive dividends as described under "U.S. Holders—Dividends and Constructive Dividends" above generally will be subject to U.S. withholding tax at a 30% rate, except where (i) such interest or dividends are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder or (ii) an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax.

        Even if a Non-U.S. Holder is eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to the Non-U.S. Holder, unless the Non-U.S. Holder has furnished to us or another payor:

  •
  a valid IRS Form W-8BEN or an acceptable substitute form upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments, or

  •
  in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by such Non-U.S. Holder at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the Non-U.S. Holder's entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

        If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, such Non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the U.S. Internal Revenue Service.

        The above discussion may be applicable to liquidated damages, if any, received by a Non-U.S. Holder. Absent further relevant guidance from the IRS, we intend to treat payments of liquidated damages, if any, made to Non-U.S. Holders as subject to United States federal withholding tax. Therefore, we intend to withhold on such payments at a rate of 30% unless we receive a properly executed and updated IRS Form W-8BEN or W-8ECI from the Non-U.S. Holder claiming, respectively, that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with the Non-U.S. Holder's conduct of a United States trade or business. If we withhold tax from any payment of liquidated damages made to a Non-U.S. Holder and such payment is determined not to be subject to United States federal income tax, a Non-U.S. Holder generally would be entitled to a refund of any tax withheld.

        To satisfy the certification requirements referred to in (a)(iii) above, Sections 871(h) and 881(c) of the Internal Revenue Code and Treasury Regulations thereunder require that either (i) the beneficial owner of a note certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (each, a

"Financial Institution") and holds the note on behalf of the beneficial owner thereof certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8 BEN, under penalties of perjury, that it is a Non-U.S. Holder or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

        If a Non-U.S. Holder of a note or common stock is engaged in a trade or business in the U.S. and if interest on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest, dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

United States Federal Estate Tax

        A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty otherwise applies.

        Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the notes and common stock.

Merger by InterMune into Non-U.S. Person

        In the event that we merge with a person organized under the laws of a jurisdiction other than the U.S. and we are not the surviving person, Non-U.S. Holders may become subject to non-U.S. withholding taxes. If so, we may redeem the notes under certain circumstances (referred to as a "tax redemption"). If we choose not to redeem the notes, Non-U.S. Holders will be grossed-up to the extent of any non-U.S. withholding taxes, subject to certain restrictions and limitations. If we choose to redeem the notes, and a Non-U.S. Holder elects not to be subject to the tax redemption, that holder will not be grossed-up for any non-U.S. withholding taxes. See "Description of Notes—Merger and Sale of Assets by InterMune."

Backup Withholding and Information Reporting

        In the case of payments of interest on a note to a Non-U.S. Holder, backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither we nor a paying agent has actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied). However, we and other payors are required to report payments of interest on such Non-U.S. Holders' notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

        Dividends on the common stock paid to Non-U.S. Holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting requirements.

        Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker or a foreign office of a broker that is a U.S. related person (either a "controlled foreign corporation" or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.), or a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or such foreign partnership is engaged in a U.S. trade or business, are subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge or reason to know that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

        Payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and may be subject to backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge or reason to know that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

        Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a foreign broker will generally not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a foreign broker will be subject to information reporting and backup withholding if the proceeds are transferred to an account maintained by the investor in the United States, the payment of proceeds or the confirmation of the sale is mailed to the investor at a U.S. address, or the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that the investor is a U.S. person and the documentation requirements described above (relating to a sale of notes effected at a U.S. office of a broker) are met or the investor otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax, provided that the required information is furnished to the IRS in a timely manner.

        A holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

        The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

SELLING SECURITYHOLDERS

        We originally issued and sold the notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act, and the initial purchasers immediately resold the notes to persons they reasonably believed to be qualified institutional buyers. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

        The following table sets forth information with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales: the table below assumes that all selling holders will sell all of their notes or common stock, unless otherwise indicated. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes and common stock in transactions exempt from the registration requirements of the Securities Act. No offer or sale under this prospectus may be made by a security holder unless that security holder is listed in the table below.

						Common Stock Beneficially Owned After Completion of the Offering
					Principal Amount of Notes Owned After Completion of Offering
	Principal Amount of Notes Beneficially Owned and Offered(2)	Common Stock Beneficially Owned(3)
Name(1)				Common Stock Offered		Number of Shares	Percentage Ownership
Alexandra Global Master Fund Ltd.	$10,000,000	462,283		462,283	—	—	*
Baker Biotech Fund I, L.P.	$2,945,000	136,142		136,142	—	—	*
Baker Biotech Fund II, L.P.	$2,747,000	126,989		126,989	—	—	*
Baker Bros. Investments, L.P.	$308,000	14,238		14,238	—	—	*
BNP Paribas Equity Strategies, SNC	$7,096,000	328,061	(4)	328,036	—	25	*
Cheyne Fund LP	$1,037,000	47,938		47,938	—	—	*
Cheyne Leveraged Fund LP	$789,000	36,474		36,474	—	—	*
CIP Limited Duration Company	$112,000	5,177		5,177	—	—	*
Citadel Credit Trading Ltd.	$690,000	31,897		31,897	—	—	*
Citadel Equity Fund Ltd.	$5,310,000	245,472		245,472	—	—	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	$7,526,000	347,914		347,914	—	—	*
CS Alternative Strategy Ltd.	$62,000	2,866		2,866	—	—	*
Deutsche Bank Securities Inc.(5)	$650,000	30,048		30,048	—	—	*
DKR Saturn Event Driven Holding Fund Ltd.	$9,000,000	614,554	(6)	416,054	—	198,500	*
DKR Saturn Multi-Strategy Holding Fund Ltd.	$9,000,000	456,354	(7)	416,054	—	40,300	*
FrontPoint Convertible Arbitrage Fund, L.P.	$3,500,000	161,799		161,799	—	—	*
Grace Convertible Arbitrage Fund, Ltd.	$5,000,000	231,141		231,141	—	—	*

Guggenheim Portfolio Co. XV, LLC	$500,000	23,114		23,114	—	—	*
Highbridge International LLC.	$9,000,000	416,054		416,054	—	—	*
KBC Convertible MAC28 Ltd.	$520,000	24,038		24,038	—	—	*
KBC Convertible Opportunities Fund	$6,500,000	300,483		300,483	—	—	*
KBC Melody AIM Ltd.	$390,000	18,029		18,029	—	—	*
KBC Multi Strategy Arbitrage Fund	$5,590,000	258,416		258,416	—	—	*
KDC Convertible Arbitrage Fund L.P.	$1,000,000	46,228		46,228	—	—	*
Lyxor/Convertible Arbitrage Fund Limited	$1,280,000	59,172		59,172	—	—	*
Nisswa Master Fund Ltd.	$500,000	23,114		23,114	—	—	*
Polaris Vega Fund L.P.	$500,000	23,114		23,114	—	—	*
RCG Baldwin, LP	$1,000,000	46,228		46,228	—	—	*
Ramius Capital Group	$250,000	11,557		11,557	—	—	*
Ramius Master Fund, Ltd.	$2,750,000	127,127		127,127	—	—	*
RCG Halifax Master Fund, Ltd.	$250,000	11,557		11,557	—	—	*
RCG Latitude Master Fund, Ltd.	$4,500,000	208,027		208,027	—	—	*
RCG Multi Strategy Master Fund Ltd.	$750,000	34,671		34,671	—	—	*
S.A.C. Arbitrage Fund, LLC	$500,000	42,133	(4)	23,114	—	19,019	*
Salomon Brothers Asset Management Inc.	$28,500,000	1,049,963	(8)	1,317,506	—	92,457	*
Saranac Capital Management L.P.	$18,250,000	843,666		843,666	—	—	*
Singlehedge US Convertible Arbitrage Fund	$1,740,000	80,437		80,437	—	—	*
Sturgeon Limited	$1,258,000	58,155		58,155	—	—	*
Sunrise Partners Limited Partnership	$1,125,000	77,306	(4)	52,006	—	25,300	*
Tewksbury Investment Fund Ltd.	$1,000,000	46,228		46,228	—	—	*
Value Line Convertible Fund, Inc.	$200,000	9,245		9,245	—	—	*
Xavex Convertible Arbitrage 5 Fund	$1,000,000	46,228		46,228	—	—	*
Unidentified Selling Securityholders	$15,375,000	—		710,775	—	—	*

Total	$170,000,000			7,858,811	—	375,601	*

*
Less than one percent.

(1)
Information about other selling holders will be set forth in post-effective amendments, if required.

(2)
The total principal amount of notes and shares of common stock issuable upon conversion of notes listed in the table may be more than $170,000,000 and 7,858,811 shares, respectively, because certain of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided information regarding their notes for inclusion in this table. The maximum principal amount of notes and number of shares of common stock issuable upon conversion of the notes that may be sold under this prospectus will not exceed $170,000,000 and 7,858,811 shares, respectively.

(3)
Unless otherwise noted, represents shares of common stock issuable upon conversion of the notes.

(4)
Includes shares of common stock held.

(5)
Because Deutsche Banc Securities Inc. ("Deutsche Banc") is a broker-dealer, it is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the securities by Deutsche Banc, and any discounts, commissions or concessions received by Deutsche Banc, will be deemed to be underwriting discounts and commissions under the Securities Act.

(6)
Includes 197,750 shares of common stock and 750 October 15, 2004 call options held.

(7)
Includes 39,550 shares of common stock and 750 October 15, 2004 call options held.

(8)
Includes 92,457 shares of common stock issuable upon conversion of $2,000,000 in principal amount of .25% Convertible Senior Notes Due 2011 that are not offered by this prospectus.

PLAN OF DISTRIBUTION

        The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling holders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on the NASDAQ National Market. We do not intend to list the notes for trading on any national securities exchange or on the NASDAQ National Market and can give no assurance about the development of any trading market for the notes.

        In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act, and the rules thereunder relating to stock manipulation, particularly Regulation M.

        In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may transfer, devise or gift these securities by other means not described in this prospectus.

        To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay all costs and expenses associated with the registration of the notes and the common stock. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts, commissions, transfer taxes and certain other expenses associated with any sale of the notes and the common stock by them.

LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for us by Cooley Godward LLP, Palo Alto, California.

EXPERTS

        The audited consolidated financial statements and schedule of InterMune, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 included in our annual report on Form 10-K for the year ended December 31, 2003 and incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report appearing therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
DESCRIPTION OF NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS